EXHIBIT 99.1

EPE HOLDINGS, LLC

Consolidated Balance Sheet at December 31, 2008
and Report of Independent Registered Public Accounting Firm

EPE HOLDINGS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of EPE Holdings, LLC
Houston, Texas

We have audited the accompanying consolidated balance sheet of EPE Holdings, LLC (the “Company”) at December 31, 2008.  This consolidated financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 2, 2009

EPE HOLDINGS, LLC
CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008
(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$56,856
Restricted Cash	203,789
Accounts and notes receivable – trade, net of allowance for doubtful
accounts of $17,682	2,028,458
Accounts receivable – related parties	172
Inventories	405,005
Derivative assets	218,537
Prepaid and other current assets	151,521
Total current assets	3,064,338
Property, plant and equipment, net	16,723,400
Investments in and advances to unconsolidated affiliates	2,510,702
Intangible assets, net of accumulated amortization of $674,861	1,789,047
Goodwill	1,013,917
Deferred tax assets	355
Other assets	269,605
Total assets	$25,371,364

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable – trade	$381,617
Accounts payable – related parties	17,584
Accrued product payables	1,845,568
Accrued expenses	65,683
Accrued interest	197,431
Derivative liabilities	316,164
Other current liabilities	292,233
Total current liabilities	3,116,280
Long-term debt (see Note 13)	12,714,928
Deferred tax liabilities	66,069
Other long-term liabilities	123,946
Minority interest	9,536,129
Commitments and contingencies
Member’s equity, including accumulated other
comprehensive loss of $185,828 (see Note 14)	(185,988)
Total liabilities and member’s equity	$25,371,364

See Notes to Consolidated Balance Sheet

EPE HOLDINGS, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Company Organization and Basis of Financial Statement Presentation

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P.  The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P.  At December 31, 2008, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries.  Enterprise Products GP, LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings.  References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the limited partnership interests of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.”  The business of Enterprise GP Holdings is the ownership of general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. EPE Holdings’ general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., the common units of which are listed on the NYSE under the ticker symbol “EPD.”  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  References to “EPGP” refer to Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners.  EPGP is owned by Enterprise GP Holdings.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.”  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners.

References to “TEPPCO” mean TEPPCO Partners, L.P., the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.  TEPPCO GP is owned by Enterprise GP Holdings.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which includes Energy Transfer Partners, L.P. (“ETP”).  Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).  Enterprise GP Holdings has non-controlling interests in both Energy Transfer Equity and LE GP that it accounts for using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”), Enterprise Unit L.P. (“Enterprise Unit”), EPCO Unit

L.P. (“EPCO Unit”), TEPPCO Unit L.P. (“TEPPCO Unit I”), and TEPPCO Unit II L.P. (“TEPPCO Unit II”), collectively, all of which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its private company affiliates, which are related party affiliates to all of the foregoing named entities.  Mr. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P.  DFI and DFIGP are private company affiliates of EPCO.  Enterprise GP Holdings acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships, EPCO, DFI and DFIGP are affiliates under common control of Mr. Duncan.  We do not control Energy Transfer Equity or LE GP.

Basis of Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings.  EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business.  EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few.  The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings.  See Note 2 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Presentation of Investments. At December 31, 2008, Enterprise GP Holdings owned 13,670,925 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2.0% of the cash distributions paid by Enterprise Products Partners as well as the associated incentive distribution rights (“IDRs”) of Enterprise Products Partners.

Private company affiliates of EPCO (DFI and DFIGP) contributed equity interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings in May 2007. As a result of such contributions, Enterprise GP Holdings owns 4,400,000 common units of TEPPCO and 100.0% of the membership interests of TEPPCO GP, which is entitled to 2.0% of the cash distributions of TEPPCO as well as the IDRs of TEPPCO.  The contributions of ownership interests in TEPPCO and TEPPCO GP were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  The inclusion of TEPPCO and TEPPCO GP in our financial statements was effective January 1, 2005 because an affiliate of EPCO under common control with Enterprise GP Holdings originally acquired the ownership interests of TEPPCO GP in February 2005.

In May 2007, Enterprise GP Holdings acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests of its general partner, LE GP, for $1.65 billion in cash.  Energy Transfer Equity owns limited partner interests and the general partner interest of ETP.  We account for our investments in Energy Transfer Equity and LE GP using the equity method of accounting.  See Note 10 for additional information regarding these unconsolidated affiliates.

Note 2.  Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is determined based on specific identification and estimates of future uncollectible accounts.  Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research, and (iii) the levels of credit we grant to customers.  In addition, we may increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties.  On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses.  Our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts.  The following table presents the activity of our allowance for doubtful accounts for the year ended December 31, 2008:

Balance at beginning of period	$21,784
Charges to expense	3,532
Deductions	(7,634)
Balance at end of period	$17,682

See “Credit Risk Due to Industry Concentrations” in Note 18 for more information.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

Our Consolidated Balance Sheet includes our accounts and those of our majority-owned subsidiaries in which we have a controlling financial or equity interest, after the elimination of intercompany accounts and transactions.  We evaluate our financial interests in companies to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3.0% and 50.0% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20.0% and 50.0% and we exercise significant influence over the investee’s operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent such amounts are material and remain on our Consolidated Balance Sheet (or those of our equity method investees) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.  We currently have no investments accounted for using the cost method.

See “Basis of Presentation” under Note 1 for information regarding our consolidation of Enterprise Products Partners, TEPPCO and their respective general partners.

Contingencies

Certain conditions may exist as of the date our balance sheet is issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur.  Our management and its legal counsel assess such contingent liabilities, and such assessments inherently involve an exercise in judgment.  In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our balance sheet.  If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our Consolidated Balance Sheet, all components of current assets and current liabilities that exceed 5.0% of total current assets and liabilities, respectively.

Deferred Revenues

Amounts billed in advance of the period in which the service is rendered or product delivered are recorded as deferred revenue.   At December 31, 2008 deferred revenues totaled $118.5 million and were recorded as a component of other current and long-term liabilities, as appropriate, on our Consolidated Balance Sheet.

Employee Benefit Plans

Statement of Financial Accounting Standards (“SFAS”) 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS 87, 88, 106, and 132(R), requires businesses to record the over-funded or under-funded status of defined benefit pension and other postretirement plans as an asset or liability at a measurement date and to recognize annual changes in the funded status of each plan through other comprehensive income (loss).

Our consolidated results reflect immaterial amounts related to active and terminated employee benefit plans.  See Note 6 for additional information regarding our current employee benefit plans.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Expenditures to mitigate or prevent future environmental contamination are capitalized.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  At December 31, 2008, none of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable.

At December 31, 2008, our accrued liabilities for environmental remediation projects totaled $22.3 million.  This amount was derived from a range of reasonable estimates based upon studies and site surveys.  Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.  The majority of these amounts relate to reserves established by Enterprise Products Partners for remediation activities involving mercury gas meters.

The following table presents the activity of our environmental reserves for the year ended December 31, 2008:

Balance at beginning of period	$30,461
Charges to expense	5,886
Acquisition-related additions and other	--
Deductions and other	(14,049)
Balance at end of period	$22,298

Equity Awards

See Note 5 for additional information regarding our equity awards.

Estimates

Preparing our Consolidated Balance Sheet in conformity with GAAP requires management to make estimates and assumptions that affect amounts presented in the financial statements (i.e. assets and liabilities) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Enterprise Products Partners revised the remaining useful lives of certain assets, most notably the assets that constitute its Texas Intrastate System, effective January 1, 2008.  This revision adjusted the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original determination made in September 2004.  These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.72 billion at January 1, 2008.  For additional information regarding this change in estimate, see Note 9.

Exchange Contracts

Exchanges are contractual agreements for the movements of natural gas liquids (“NGLs”) and certain petrochemical products between parties to satisfy timing and logistical needs of the parties.  Net exchange volumes borrowed from us under such agreements are valued at market-based prices and included in accounts receivable, and net exchange volumes loaned to us under such agreements are valued at market-based prices and accrued as a liability in accrued product payables.

Receivables and payables arising from exchange transactions are settled with movements of products rather than with cash.  When payment or receipt of monetary consideration is required for product differentials and service costs, such items are recognized in our consolidated financial statements on a net basis.

Financial Instruments

We use financial instruments such as swaps, forwards and other contracts to manage price risks associated with inventories, firm commitments, interest rates, foreign currency and certain anticipated transactions.  We recognize these transactions as assets or liabilities on our Consolidated Balance Sheet based on the instrument’s fair value.  Fair value is generally defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale.

Changes in fair value of financial instrument contracts are recognized in earnings in the current period (i.e., using mark-to-market accounting) unless specific hedge accounting criteria are met.  If the financial instrument meets the criteria of a fair value hedge, gains and losses incurred on the instrument will be recorded in earnings to offset corresponding losses and gains on the hedged item.  If the financial instrument meets the criteria of a cash flow hedge, gains and losses incurred on the instrument are recorded in accumulated other comprehensive income (loss), which is generally referred to as “AOCI.”  Gains and losses on cash flow hedges are reclassified from accumulated other comprehensive income (loss) to earnings when the forecasted transaction occurs or, as appropriate, over the economic life of the hedged item.  A contract designated as a hedge of an anticipated transaction that is no longer likely to occur is immediately recognized in earnings.

To qualify for hedge accounting, the item to be hedged must expose us to risk and the related hedging instrument must reduce the exposure and meet the hedging requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (as amended and interpreted).  We formally designate the financial instrument as a hedge and document and assess the effectiveness of the hedge at its inception and thereafter on a quarterly basis.  Any hedge ineffectiveness is immediately recognized in earnings.  See Note 7 for additional information regarding our financial instruments.

Foreign Currency Translation

Enterprise Products Partners owns an NGL marketing business located in Canada.  The financial statements of this foreign subsidiary are translated into U.S. dollars from the Canadian dollar, which is the subsidiary’s functional currency, using the current rate method.  Its assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, while revenue and expense items are translated at average rates of exchange during the reporting period.  Exchange gains and losses arising from foreign currency translation adjustments are reflected as separate components of accumulated other comprehensive loss in the accompanying Consolidated Balance Sheet.  Our net cash flows from this Canadian subsidiary may be adversely affected by changes in foreign currency exchange rates.  See Note 7 for information regarding our hedging of currency risk.

Impairment Testing for Goodwill

Our goodwill amounts are assessed for impairment (i) on a routine annual basis or (ii) when impairment indicators are present.  If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value.  If the fair value of the reporting unit exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required.  If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value.  See Note 12 for additional information regarding our goodwill.

Impairment Testing for Intangible Assets with Indefinite Lives

Intangible assets with indefinite lives are subject to periodic testing for recoverability in a manner similar to goodwill.  We test the carrying value of indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value.  This test is performed during the fourth quarter of each fiscal year.  If the estimated fair value of this intangible asset is less than its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.

At December 31, 2008, Enterprise GP Holdings had an indefinite-life intangible asset valued at $606.9 million associated with IDRs in TEPPCO’s quarterly cash distributions.  Our estimate of the fair value of this asset is based on a number of assumptions including:  (i) the discount rate we select to present value underlying cash flow streams; (ii) the expected increase in TEPPCO’s cash distribution rate over a discreet forecast period; and (iii) the long-term growth rate of TEPPCO’s cash distributions beyond the discreet forecast period.  The financial models we use to estimate the fair value of the IDRs are sensitive to changes in these assumptions.  Consequently, a significant change in any of these underlying assumptions may result in our recording an impairment charge where none was warranted in prior periods.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values in accordance with SFAS 144.  The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded.  Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction.  We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.

Impairment Testing for Unconsolidated Affiliates

We evaluate our equity method investments for impairment when events or changes in circumstances indicate that there is a loss in value of the investment attributable to an other than temporary decline.  Examples of such events or changes in circumstances include continuing operating losses of the investee or long-term negative changes in the investee’s industry.  In the event we determine that the loss in value of an investment is other than a temporary decline, we record a charge to earnings to adjust the carrying value of the investment to its estimated fair value.

Income Taxes

Provision for income taxes is primarily applicable to our state tax obligations under the Revised Texas Franchise Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie Pipeline Company (“Dixie”), both of which are consolidated subsidiaries of ours.  Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax.  In May 2006, the State of Texas expanded its pre-existing franchise tax, which applied to corporations and limited liability companies, to include limited partnerships and limited liability partnerships.  As a result of the change in tax law, our tax status in the State of Texas changed from non-taxable to taxable.

Since we are structured as a pass-through entity, we are not subject to federal income taxes.  As a result, our partners are individually responsible for paying federal income taxes on their share of our taxable income.  Since we do not have access to information regarding each partner’s tax basis, we cannot readily determine the total difference in the basis of our net assets for financial and tax reporting purposes.

In accordance with Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty in Income Taxes, we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable.  If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50.0% chance of being realized upon settlement.  See Note 16 for additional information regarding our income taxes.

Inventories

Inventories primarily consist of NGLs, petroleum products, certain petrochemical products and natural gas volumes that are valued at the lower of average cost or market.  We capitalize, as a cost of inventory, shipping and handling charges directly related to volumes we purchase from third parties or take title to in connection with processing or other agreements.  As these volumes are sold and delivered out of inventory, the average cost of these products (including freight-in charges that have been capitalized) are charged to operating costs and expenses.  Shipping and handling fees associated with products we sell and deliver to customers are charged to operating costs and expenses as incurred.  See Note 8 for additional information regarding our inventories.

Minority Interest

As presented in our Consolidated Balance Sheet, minority interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries are consolidated with those of EPE Holdings, with any third-party and affiliate ownership in such amounts presented as minority interest.

The following table presents the components of minority interest as presented on our Consolidated Balance Sheet at December 31, 2008:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,010,595
Related party owners of Enterprise Products Partners (2)	347,720
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	1,017,302
Related party owners of Enterprise GP Holdings (2)	1,013,823
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (1)	281,071
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,733,518
Related party owners of TEPPCO (2)	(16,048)
Joint venture partners (3)	148,148
Total minority interest on consolidated balance sheet	$9,536,129

(1)  Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and TEPPCO.
(2)  Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO that are related party affiliates of EPE Holdings. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.
(3)  Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub LLC (“Independence Hub”), Wilprise Pipeline Company LLC (“Wilprise”) and the Texas Offshore Port System (see Note 4).

Natural Gas Imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers.  Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period.  We have various fee-based agreements with customers to transport their natural gas through our pipelines.  Our customers retain ownership of their natural gas shipped through our pipelines.  As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.

We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices.  As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements.  Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.

However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable).  Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time.  For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement.  Changes in natural gas prices may impact our estimates.

At December 31, 2008, our natural gas imbalance receivables, net of allowance for doubtful accounts, were $63.4 million and are reflected as a component of “Accounts and notes receivable – trade” on our Consolidated Balance Sheet.  At December 31, 2008, our imbalance payables were $50.8 million and are reflected as a component of “Accrued product payables” on our Consolidated Balance Sheet.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost.  Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred.  When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits.  The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets.  Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets.  At the time we place our assets in service, we believe such assumptions are reasonable. Under our depreciation policy for midstream energy assets, the remaining economic lives of such assets are limited to the estimated life of the natural resource basins (based on proved reserves at the time of the analysis) from which such assets derive their throughput or processing volumes.  Our forecast of the remaining life for the applicable resource basins is based on several factors, including information published by the U.S. Energy Information Administration.  Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes.

Leasehold improvements are recorded as a component of property, plant and equipment.  The cost of leasehold improvements is charged to earnings using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.  We consider renewal terms that are deemed reasonably assured when estimating remaining lease terms.

Our assumptions regarding the useful economic lives and residual values of our assets may change in response to new facts and circumstances, which would change our depreciation amounts prospectively.  Examples of such circumstances include, but are not limited to, the following: (i) changes in laws and regulations that limit the estimated economic life of an asset; (ii) changes in technology that render an asset obsolete; (iii) changes in expected salvage values; or (iv) significant changes in the forecast life of proved reserves of applicable resource basins, if any.  See Note 9 for additional information regarding our property, plant and equipment, including a change in depreciation expense beginning January 1, 2008 resulting from a change in the estimated useful life of certain assets.

Certain of our plant operations entail periodic planned outages for major maintenance activities.  These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services and related items.  We use the expense-as-incurred method for our planned major maintenance activities; however, the cost of annual planned major maintenance projects are deferred and recognized ratably over the remaining portion of the calendar year in which such projects occur.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation.  When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset.  Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset.  We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts. See Note 9 for additional information regarding our AROs.

Restricted Cash

Restricted cash represents amounts held in connection with Enterprise Products Partners’ commodity financial instruments portfolio and New York Mercantile Exchange (“NYMEX”) physical natural gas purchases.  Additional cash may be restricted to maintain our positions as commodity prices fluctuate or deposit requirements change.  The following table presents the components of our restricted cash balances at December 31, 2008:

Amounts held in brokerage accounts related to
commodity hedging activities and physical natural gas purchases	$203,789
Proceeds from Petal GO Zone bonds reserved for construction costs	1
Total restricted cash	$203,790

Note 3.  Recent Accounting Developments

The accounting standard setting bodies have recently issued the following accounting guidance that will affect our future balance sheet:  SFAS 141(R), Business Combinations;  FASB Staff Position (“FSP”) SFAS 142-3, Determination of the Useful Life of Intangible Assets;  SFAS 157, Fair Value Measurements;  SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – An amendment of ARB 51; SFAS 161, Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS 133; and Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations.

SFAS 141(R), Business Combinations. SFAS 141(R) replaces SFAS 141, Business Combinations and was effective January 1, 2009.  SFAS 141(R) retains the fundamental requirements of SFAS 141 in that the acquisition method of accounting (previously termed the “purchase method”) be used for all business combinations and for the “acquirer” to be identified in each business combination.  SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control.  This new guidance also retains guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill.   SFAS 141(R) will have an impact on the way in which we evaluate acquisitions.

The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about business combinations and their effects.  To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer:

▪	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree.

▪
Recognizes and measures any goodwill acquired in the business combination or a gain resulting from a bargain purchase.  SFAS 141(R) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and requires the acquirer to recognize that excess in net income as a gain attributable to the acquirer.

▪	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) also requires that direct costs of an acquisition (e.g. finder’s fees, outside consultants, etc.) be expensed as incurred and not capitalized as part of the purchase price.

FSP FAS 142-3, Determination of the Useful Life of Intangible Assets.  FSP 142-3 revised the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142, Goodwill and Other Intangible Assets.  These revisions are intended to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of such assets under SFAS 141(R) and other accounting guidance. The measurement and disclosure requirements of this new guidance will be applied to intangible assets acquired after January 1, 2009.   Our adoption of this guidance is not expected to have a material impact on our Consolidated Balance Sheet.

SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  Although certain provisions of SFAS 157 were effective January 1, 2008, the remaining guidance of this new standard applicable to nonfinancial assets and liabilities was effective January 1, 2009.  See Note 7 for information regarding fair value-related disclosures required for 2008 in connection with SFAS 157.

SFAS 157 applies to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements.  SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability.  Companies are required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period.  Our adoption of this guidance is not expected to have a material impact on our Consolidated Balance Sheet.  SFAS 157 will impact the valuation of assets and liabilities (and related disclosures) in connection with future business combinations and impairment testing.

SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which have been referred to as minority interests in prior accounting literature.  SFAS 160 was effective January 1, 2009.  A noncontrolling interest is that portion of equity in a consolidated subsidiary not attributable, directly or indirectly, to a reporting entity.  This new standard requires, among other things, that (i) ownership interests of noncontrolling interests be presented as a component of equity, including accumulated other comprehensive income, on the balance sheet (i.e., elimination of the “mezzanine” presentation); (ii) elimination of minority interest expense as a line item on the statement of income and, as a result, that net income and other comprehensive income be allocated between the reporting entity and noncontrolling interests on the face of the statement of income; and (iii) enhanced disclosures regarding noncontrolling interests.

SFAS 160 will affect the presentation of minority interest on our Consolidated Balance Sheet beginning with the first quarter of 2009.  Minority interest in the nets assets of our consolidated subsidiaries will be presented as a component of member’s equity, including allocable accumulated other comprehensive income, on our Consolidated Balance Sheet.

SFAS 161, Disclosures about Derivative Instruments and Hedging Activities - An Amendment of SFAS 133.  SFAS 161 revised the disclosure requirements for financial instruments and related hedging activities to provide users of financial statements with an enhanced understanding of (i) why and how an entity uses financial instruments, (ii) how an entity accounts for financial instruments and related hedged items under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (including related interpretations), and (iii) how financial instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

SFAS 161 requires qualitative disclosures about objectives and strategies for using financial instruments, quantitative disclosures about fair value amounts of and gains and losses on financial instruments, and disclosures about credit risk-related contingent features in financial instrument agreements.  SFAS 161 was effective January 1, 2009 and we will apply its requirements beginning with the first quarter of 2009.

EITF 08-6, Equity Method Investment Accounting Considerations.  EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments under SFAS 141(R) and SFAS 160.  EITF 08-6 generally requires that (i) transaction costs should be included in the initial carrying value of an equity method investment; (ii) an equity method investor shall not test separately an investee’s underlying assets for impairment, rather such testing should be performed in accordance with Opinion 18 (i.e., on the equity method investment itself); (iii) an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment (any gain or loss to the investor resulting from the investee’s share issuance shall be recognized in earnings); and (iv) a gain or loss should not be recognized when changing the method of accounting for an investment from the equity method to the cost method.  EITF 08-6 was effective January 1, 2009.

Note 4.  Business Segments

Our investing activities are organized into business segments that reflect how the Chief Executive Officer of EPE Holdings (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of Enterprise GP Holdings’ investments.  On a consolidated basis, we have three reportable business segments:

▪
Investment in Enterprise Products Partners – Reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP.  This segment also includes the development stage assets of the Texas Offshore Port System (as defined below).

In August 2008, Enterprise Products Partners, TEPPCO and Oiltanking Holding Americas, Inc. (“Oiltanking”), announced the formation of a joint venture (the “Texas Offshore Port System”) to design, construct, operate and own a Texas offshore crude oil port and a related onshore pipeline and storage system that would facilitate delivery of waterborne crude oil cargoes to refining centers located along the upper Texas Gulf Coast.  Demand for such projects is being driven by planned and expected refinery expansions along the Gulf Coast, expected increases in shipping traffic and operating limitations of regional ship channels.

The joint venture’s primary project, referred to as “TOPS,” includes (i) an offshore port (which will be located approximately 36 miles from Freeport, Texas), (ii) an onshore storage facility with approximately 3.9 million barrels of crude oil storage capacity, and (iii) an 85-mile crude oil pipeline system having a transportation capacity of up to 1.8 million barrels per day, that will extend from the offshore port to a storage facility near Texas City, Texas.  The joint venture’s complementary project, referred to as the Port Arthur Crude Oil Express (or “PACE”) will transport crude oil from Texas City, including crude oil from TOPS, and will consist of a 75-mile pipeline and 1.2 million barrels of crude oil storage capacity in the Port Arthur, Texas area.  Development of the TOPS and PACE projects is supported by long-term contracts with affiliates of Motiva Enterprises LLC (“Motiva”) and Exxon Mobil Corporation (“Exxon Mobil”), which have committed a combined 725,000 barrels per day of crude oil to the projects.  The timing of construction and related capital costs of the TOPS and PACE projects will be affected by the expansion plans of Motiva and the acquisition of requisite permits.

Enterprise Products Partners, TEPPCO and Oiltanking each own, through their respective subsidiaries, a one-third interest in the joint venture.  A subsidiary of Enterprise Products Partners acts as construction manager and will act as operator for the joint venture.  The aggregate cost of the TOPS and PACE projects is expected to be approximately $1.8 billion (excluding capitalized interest), with the majority of such capital expenditures currently expected to occur in 2010 and 2011.  Enterprise Products Partners and TEPPCO have each guaranteed up to approximately $700.0 million, which includes a contingency amount for potential cost overruns, of the capital contribution obligations of their respective subsidiary partners in the joint venture.

Within their respective financial statements, TEPPCO and Enterprise Products Partners account for their individual ownership interests in the Texas Offshore Port System using the equity method of accounting.  As a result of common control of TEPPCO and Enterprise Products Partners at Enterprise GP Holdings’ level, the Texas Offshore Port System is a consolidated subsidiary of Enterprise GP Holdings and Oiltanking’s interest in the joint venture is accounted for as minority interest.  For financial reporting purposes, our management determined that the joint venture should be included within the Investment in Enterprise Products Partners’ segment.

▪	Investment in TEPPCO – Reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. This segment also includes the assets and operations of Jonah Gas Gathering Company (“Jonah”).

TEPPCO and Enterprise Products Partners are joint venture partners in Jonah, which owns a natural gas gathering system (the “Jonah system”) located in southwest Wyoming.  Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting.  As a result of common control of TEPPCO and Enterprise Products Partners at Enterprise GP Holdings’ level, Jonah is a consolidated subsidiary of Enterprise GP Holdings.  For financial reporting purposes, our management determined that Jonah should be included within the Investment in TEPPCO segment.

▪
Investment in Energy Transfer Equity – Reflects Enterprise GP Holdings’ investments in Energy Transfer Equity and its general partner, LE GP.  These investments were acquired in May 2007.  Enterprise GP Holdings accounts for these non-controlling investments using the equity method of accounting.

Each of the respective general partners of Enterprise Products Partners, TEPPCO and Energy Transfer Equity have separate operating management and boards of directors, with at least three independent directors.  Enterprise GP Holdings controls Enterprise Products Partners and TEPPCO through its ownership of their respective general partners.  We do not control Energy Transfer Equity or its general partner.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying consolidated financial statements of EPGP and TEPPCO GP, respectively.  Financial information presented for our Investment in Energy Transfer Equity segment represents amounts we record in connection with these equity method investments based on publicly available information of Energy Transfer Equity.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals
Segment assets: (1)
At December 31, 2008	$17,775,434	$6,083,352	$1,598,876	$(86,298)	$25,371,364
Investments in and advances
to unconsolidated affiliates (see Note 10):
At December 31, 2008	655,573	256,478	1,598,876	(225)	2,510,702
Intangible Assets (see Note 12): (2)
At December 31, 2008	855,416	950,931	--	(17,300)	1,789,047
Goodwill (see Note 12):
At December 31, 2008	706,884	307,033	--	--	1,013,917
(1)  Amounts presented in the “Adjustments and Eliminations” column represent the elimination of intercompany receivables and investment balances, as well as the elimination of contracts Enterprise Products Partners purchased in cash from TEPPCO in 2006.
(2)  Amounts presented in the “Adjustments and Eliminations” column represent the elimination of contracts Enterprise Products Partners purchased from TEPPCO in 2006.

Note 5.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R), Share-Based Payment.  SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date.  The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other equity awards is estimated using the Black-Scholes option pricing model.  The fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.  Liability-classified awards are settled in cash upon vesting.

As used in the context of the EPCO plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R).  Such awards are non-vested until the required service period expires.

EPGP UARs

The non-employee directors of EPGP have been granted UARs in the form of letter agreements.  These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or Enterprise Products Partners.  These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value.  These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

At December 31, 2008, we had a total of 90,000 outstanding UARs granted to non-employee directors of EPGP that cliff vest in 2011.  If a director resigns prior to vesting, his UAR awards are forfeited.  The grant date fair value with respect to 10,000 of the UARs is based on a Unit price of $35.71.  The grant date fair value with respect to the remaining 80,000 UARS is based on a Unit price of $34.10.

EPCO Employee Partnerships

As long-term incentive arrangements, EPCO has granted its key employees who perform services on behalf of us, EPCO and other affiliated companies, “profits interests” in seven limited partnerships (the “Employee Partnerships”), which are private company affiliates of EPCO.  The employees were issued Class B limited partner interests and admitted as Class B limited partners in the Employee Partnerships without capital contributions.  As discussed and defined above, the Employee Partnerships are:  EPE Unit I; EPE Unit II; EPE Unit III; Enterprise Unit; EPCO Unit; TEPPCO Unit and TEPPCO Unit II.    Enterprise Unit, EPCO Unit, TEPPCO Unit and TEPPCO Unit II were formed in 2008.

The Class B limited partner interests entitle each holder to participate in the appreciation in value of the publicly traded limited partner units owned by the underlying Employee Partnership.  With the exception of TEPPCO Unit and TEPPCO Unit II, the Employee Partnerships own either Enterprise GP Holdings units (“EPE units”) or Enterprise Products Partners’ common units (“EPD units”) or both.  TEPPCO Unit and TEPPCO Unit II own common units of TEPPCO (“TPP units”).  The Class B limited partner interests are subject to forfeiture if the participating employee’s employment with EPCO is terminated prior to vesting, with customary exceptions for death, disability and certain retirements and upon certain change of control events.

We account for the profits interest awards under SFAS 123(R).  As a result, the compensation expense attributable to these awards is based on the estimated grant date fair value of each award.  An allocated portion of the fair value of these equity-based awards is charged to us under the ASA (see Note 15).  We are not responsible for reimbursing EPCO for any expenses of the Employee Partnerships, including the value of any contributions of cash or limited partner units made by private company affiliates of EPCO at the formation of each Employee Partnership.  However, pursuant to the ASA, beginning in February 2009 we will reimburse EPCO for our allocated share of distributions of cash or securities made to the Class B limited partners of EPCO Unit and TEPPCO Unit II.

Each Employee Partnership has a single Class A limited partner, which is a privately-held indirect subsidiary of EPCO, and a varying number of Class B limited partners.  At formation, the Class A limited partner either contributes cash or limited partner units it owns to the Employee Partnership.   If cash is contributed, the Employee Partnership uses these funds to acquire limited partner units on the open market.  In general, the Class A limited partner earns a preferred return (either fixed or variable depending on the partnership agreement) on its investment (“Capital Base”) in the Employee Partnership and any residual quarterly cash amounts, if any, are distributed to the Class B limited partners.  Upon liquidation, Employee Partnership assets having a fair market value equal to the Class A limited partner’s Capital Base, plus any preferred return for the period in which liquidation occurs, will be distributed to the Class A limited partner.   Any remaining assets will be distributed to the Class B limited partner(s) as a residual profits interest.  The following table summarizes key elements of each Employee Partnership as of December 31, 2008:

		Initial	Class A
		Class A	Partner	Award	Grant Date
Employee	Description	Capital	Preferred	Vesting	Fair Value
Partnership	of Assets	Base	Return	Date (1)	of Awards (2)

EPE Unit I	1,821,428 EPE units	$51.0 million	4.50% to 5.725% (3)	November 2012	$17.0 million

EPE Unit II	40,725 EPE units	$1.5 million	4.50% to 5.725% (3)	February 2014	$0.3 million

EPE Unit III	4,421,326 EPE units	$170.0 million	3.80%	May 2014	$32.7 million

Enterprise Unit	881,836 EPE units 844,552 EPD units	$51.5 million	5.00%	February 2014	$4.2 million

EPCO Unit	779,102 EPD units	$17.0 million	4.87%	November 2013	$7.2 million

TEPPCO Unit	241,380 TPP units	$7.0 million	4.50% to 5.725%	September 2013	$2.1 million

TEPPCO Unit II	123,185 TPP units	$3.1 million	6.31%	November 2013	$1.4 million

(1)  The vesting date may be accelerated for change of control and other events as described in the underlying partnership agreements.
(2)  Our estimated grant date fair values were determined using a Black-Scholes option pricing model and reflect adjustments for forfeitures, regrants and other modifications.  See following table for information regarding our fair value assumptions.
(3)  In July 2008, the Class A preferred return was reduced from 6.25% to the floating amounts presented.

The following table summarizes the assumptions we used in deriving the estimated grant date fair value for each of the Employee Partnerships using a Black-Scholes option pricing model:

	Expected	Risk-Free	Expected		Expected
Employee	Life	Interest	Distribution Yield		Unit Price Volatility
Partnership	of Award	Rate	EPE/EPD units	TPP units	EPE/EPD units	TPP units

EPE Unit I	3 to 5 years	2.7% to 5.0%	3.0% to 4.8%	n/a	16.6% to 30.0%	n/a
EPE Unit II	5 to 6 years	3.3% to 4.4%	3.8% to 4.8%	n/a	18.7% to 19.4%	n/a
EPE Unit III	4 to 6 years	3.2% to 4.9%	4.0% to 4.8%	n/a	16.6% to 19.4%	n/a
Enterprise Unit	6 years	2.7% to 3.9%	4.5% to 8.0%	n/a	15.3% to 22.1%	n/a
EPCO Unit	5 years	2.4%	11.1%	n/a	50.0%	n/a
TEPPCO Unit	5 years	2.9%	n/a	7.3%	n/a	16.4%
TEPPCO Unit II	5 years	2.4%	n/a	13.9%	n/a	66.4%

EPCO 1998 Long-Term Incentive Plan

The EPCO 1998 Long-Term Incentive Plan (“EPCO 1998 Plan”) provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners.   After giving effect to outstanding option awards at December 31, 2008 and the issuance and forfeiture of restricted unit awards through December 31, 2008, a total of 814,764 additional common units of Enterprise Products Partners could be issued under the EPCO 1998 Plan.

Enterprise Products Partners’ unit option awards.  Under the EPCO 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for Enterprise Products Partners.  When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant.  During 2008, in response to changes in the federal tax code applicable to certain types of equity awards, Enterprise Products Partners amended the terms of certain of its outstanding unit options.  In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.

In order to fund its obligations under the EPCO 1998 Plan, EPCO may purchase common units at fair value either in the open market or directly from Enterprise Products Partners.  When EPCO employees exercise their options, Enterprise Products Partners reimburses EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units issued to the employee.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions including expected life of the options, risk-free interest rates, expected distribution yield on Enterprise Products Partners’ common units, and expected unit price volatility of Enterprise Products  Partners’ common units.  In general, the expected life of an option represents the period of time that the option is expected to be outstanding based on an analysis of historical option activity.  Enterprise Products Partners’ selection of a risk-free interest rate is based on published yields for U.S. government securities with comparable terms.  The expected distribution yield and unit price volatility assumptions are based on several factors, which include an analysis of Enterprise Products Partners’ historical unit price volatility and distribution yield over a period equal to the expected life of the option.

The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	intrinsic
	units	(dollars/unit)	term (in years)	value (1)
Outstanding at December 31, 2007 (2)	2,315,000	26.18
Exercised	(61,500)	20.38
Forfeited	(85,000)	26.72
Outstanding at December 31, 2008	2,168,500	26.32	5.19	$--
Options exercisable at:
December 31, 2008 (3)	548,500	$21.47	4.08	$--

(1)  Aggregate intrinsic value reflects fully vested unit options at the date indicated.
(2)  During 2008, Enterprise Products Partners amended the terms of certain of its outstanding unit options. In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.
(3)  Enterprise Products Partners was committed to issue 2,168,500 of its common units at December 31, 2008, if all outstanding options awarded under the EPCO 1998 Plan (as of these dates) were exercised. An additional 365,000, 480,000, and 775,000 of these options are exercisable in 2009, 2010 and 2012, respectively.

The total intrinsic value of option awards exercised during the year ended December 31, 2008 was $0.6 million.

During the year ended December 31, 2008, Enterprise Products Partners received cash of $0.7 million from the exercise of unit options.  Conversely, its option-related reimbursements to EPCO were $0.6 million.

Enterprise Products Partners’ restricted unit awards.  Under the EPCO 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of EPGP.  In general, the restricted unit awards allow recipients to acquire the underlying common units at no cost to the recipient once a defined cliff vesting period expires, subject to certain forfeiture provisions.  The restrictions on such units generally lapse four years from the date of grant.  Compensation expense is recognized on a straight-line basis over the vesting period.  Fair value of such restricted units is based on the market price of the underlying common units on the date of grant and an allowance for estimated forfeitures.

Each recipient is also entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by Enterprise Products Partners to its unitholders.   Since restricted units are issued securities of Enterprise Products Partners, such distributions are reflected as a component of cash distributions to minority interests as shown on our Statements of Consolidated Cash Flows.  Enterprise Products Partners paid $3.9 million in cash distributions with respect to restricted units during the year ended December 31, 2008.

The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the periods indicated:

		Weighted-
		average grant
	Number of	date fair value
	units	per unit (1)
Restricted units at December 31, 2007	1,688,540
Granted (2)	766,200	$24.93
Vested	(285,363)	$23.11
Forfeited	(88,777)	$26.98
Restricted units at December 31, 2008	2,080,600

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2008 was $19.1 million based on grant date market prices of Enterprise Products Partners’ common units ranging from $25.00 to $32.31 per unit and estimated forfeiture rate of 17.0%.

The total fair value of restricted unit awards that vested during the year ended December 31, 2008 was $6.6 million.

Enterprise Products Partners’ phantom unit awards.  The EPCO 1998 Plan also provides for the issuance of phantom unit awards.  These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the market closing price of Enterprise Products Partners’ common units on the redemption date.  Each participant is required to redeem their phantom units as they vest, which typically is four years from the date the award is granted.  No phantom unit awards have been issued to date under the EPCO 1998 Plan.

The EPCO 1998 Plan also provides for the award of distribution equivalent rights (“DERs”) in tandem with its phantom unit awards.  A DER entitles the participant to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution rate paid by Enterprise Product Partners to its unitholders.

Enterprise Products Partners 2008 Long-Term Incentive Plan

On January 29, 2008, the unitholders of Enterprise Products Partners approved the Enterprise Products Partners 2008 Long-Term Incentive Plan (“EPD 2008 LTIP”), which provides for awards of Enterprise Products Partners’ common units and other rights to its non-employee directors and to consultants and employees of EPCO and its affiliates providing services to Enterprise Products Partners.  Awards under the EPD 2008 LTIP may be granted in the form of unit options, restricted units, phantom units, UARs and DERs.  The EPD 2008 LTIP is administered by EPGP’s Audit, Conflicts and Governance (“ACG”) Committee.  The EPD 2008 LTIP provides for the issuance of up to 10,000,000 of Enterprise Products Partners’ common units.  After giving effect to option awards outstanding at December 31, 2008, a total of 9,205,000 additional common units of Enterprise Products Partners could be issued under the EPD 2008 LTIP.

The EPD 2008 LTIP may be amended or terminated at any time by the Board of Directors of EPCO or EPGP’s ACG Committee; however, the rules of the NYSE require that any material amendment, such as a significant increase in the number of common units available under the plan or a change in the types of awards available under the plan, would require the approval of Enterprise Products Partners’ unitholders.  The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the plan in specified circumstances.  The EPD 2008 LTIP is effective until the earlier of January 29, 2018 or the time which all available units under the incentive plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee.

Enterprise Products Partners’ unit option awards.  The exercise price of Enterprise Products Partners’ unit options awarded to participants is determined by EPGP’s  ACG Committee (at its discretion) at the date of grant and may be no less than the fair market value of Enterprise Products Partners’ common units at the date of grant.  The following table presents unit option activity under the EPD 2008 LTIP for the periods indicated:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Outstanding at January 1, 2008	--
Granted (1)	795,000	$30.93
Outstanding at December 31, 2008 (2)	795,000	$30.93	5.00

(1)  Aggregate grant date fair value of these unit options issued during 2008 was $1.6 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $30.93 per unit; (ii) expected life of options of 4.7 years; (iii) risk-free interest rate of 3.3%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 7.0%; (v) expected unit price volatility on Enterprise Products Partners’ common units of 19.8%; and (vi) an estimated forfeiture rate of 17.0%.
(2)  The 795,000 units outstanding at December 31, 2008 will become exercisable in 2013.

At December 31, 2008, there was an estimated $1.3 million of total unrecognized compensation cost related to nonvested unit options granted under the EPD 2008 LTIP.  Enterprise Products Partners expects to recognize its share of this cost over a remaining period of 3.4 years in accordance with the ASA.

Enterprise Products Partners’ phantom unit awards.  The EPD 2008 LTIP also provides for the issuance of phantom unit awards of Enterprise Products Partners.  These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the market closing price of Enterprise Products Partners’ common units on the redemption date.  Each participant is required to redeem their phantom units as they vest, which typically is three years from the date the award is granted.  There were a total of 4,400 phantom units granted under the 2008 LTIP during the fourth quarter of 2008 and outstanding at December 31, 2008.  These awards cliff vest in 2011.  At December 31, 2008, Enterprise

Products Partners had an accrued liability of $5 thousand for compensation related to these phantom unit awards.

DEP GP UARs

The non-employee directors of DEP GP, the general partner of Duncan Energy Partners, have been granted UARs in the form of letter agreements.  These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings, Duncan Energy Partners or Enterprise Products Partners.  These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value.  These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2008, a total of 90,000 UARs had been granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  The grant date fair value with respect to these UARs is based on a Unit price of $36.68 per unit.

TEPPCO 1999 Plan

The TEPPCO 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees of EPCO working on behalf of TEPPCO.  These liability awards are settled for cash based on the fair market value of the vested portion of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the closing price of TEPPCO’s common units on the NYSE on the redemption date.  Each participant is required to redeem their phantom units as they vest.  In addition, each participant is entitled to cash distributions equal to the product of the number of phantom unit awards granted under the TEPPCO 1999 Plan and the cash distribution per unit paid by TEPPCO on its common units.  Grants under the 1999 Plan are subject to forfeiture if the participant’s employment with EPCO is terminated.

A total of 18,600 phantom units were outstanding under the TEPPCO 1999 Plan at December 31, 2008.  In April 2008, 13,000 phantom units vested and $0.4 million was paid out to a participant in the second quarter of 2008.  The awards outstanding at December 31, 2008 cliff vest as follows:  13,000 in April 2009 and 5,600 in January 2010.  At December 31, 2008, TEPPCO had an accrued liability balance of $0.4 million related to the TEPPCO 1999 Plan.  For the year ended December 31, 2008, phantom unitholders under the TEPPCO 1999 Plan received $62 thousand in cash distributions.  Since phantom units do not represent issued securities of TEPPCO, the cash payments with respect to these phantom units are expensed by TEPPCO as paid.

TEPPCO 2000 LTIP

The TEPPCO 2000 LTIP provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance.  Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the applicable “performance percentage” (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the TEPPCO 2000 LTIP multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period.  In addition, during the performance period, each participant is entitled to cash distributions equal to the product of the number of phantom units granted under the TEPPCO 2000 LTIP and the cash distribution per unit paid by TEPPCO on its common units.  Grants under the TEPPCO 2000 LTIP are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

A participant’s “performance percentage” is based upon an improvement in Economic Value Added for TEPPCO during a given three-year performance period over the Economic Value Added for the three-year period immediately preceding the performance period.  The term “Economic Value Added” means TEPPCO’s average annual EBITDA for the performance period minus the product of TEPPCO’s average asset base and its cost of capital for the performance period.  In this context, EBITDA means TEPPCO’s earnings before net interest expense, other income, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that its chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross carrying value of property, plant and equipment, plus long-term inventory, and the gross carrying value of intangible assets and equity investments.  TEPPCO’s cost of capital is determined at the date each award is granted.

At December 31, 2008, a total of 11,300 phantom units were outstanding under the TEPPCO 2000 LTIP that cliff vested on December 31, 2008 and will be paid out to participants in the first quarter of 2009.  At December 31, 2008, TEPPCO had an accrued liability balance of $0.2 million related to the TEPPCO 2000 LTIP.  After payout in the first quarter of 2009 on awards which vested on December 31, 2008, there will be no remaining phantom units outstanding under the TEPPCO 2000 LTIP.  For the year ended December 31, 2008, phantom unitholders under the TEPPCO 2000 LTIP received $38 thousand in cash distributions.

TEPPCO 2005 Phantom Unit Plan

The TEPPCO 2005 Phantom Unit Plan provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance.  Generally, upon the close of a three-year performance period, the recipient will receive a cash payment equal to (i) the recipient’s vested percentage (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the TEPPCO 2005 Phantom Unit Plan multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period.  In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the TEPPCO 2005 Phantom Unit Plan and the cash distribution per unit paid by TEPPCO on its common units.  Grants under the TEPPCO 2005 Phantom Unit Plan are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

Generally, a participant’s vested percentage is based upon an improvement in TEPPCO’s EBITDA during a given three-year performance period over EBITDA for the three-year period preceding the performance period.   In this context, EBITDA means TEPPCO’s earnings before minority interest, net interest expense, other income, income taxes, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that its chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items.

At December 31, 2008 a total of 36,600 phantom units were outstanding under the TEPPCO 2005 Phantom Unit Plan that cliff vested on December 31, 2008 and will be paid out to participants in the first quarter of 2009.  At December 31, 2008, TEPPCO had an accrued liability balance of $0.6 million related to the TEPPCO 2005 Phantom Unit Plan.  After the payout in the first quarter of 2009 on awards which vested on December 31, 2008, there will be no remaining phantom units outstanding under the TEPPCO 2005 Phantom Unit Plan.  For the year ended December 31, 2008, phantom unitholders under the TEPPCO 2005 Phantom Unit Plan received $0.1 million in cash distributions.

TEPPCO 2006 LTIP

The TEPPCO 2006 LTIP provides for awards of TEPPCO common units and other rights to its non-employee directors and to certain employees of EPCO working on behalf of TEPPCO.  Awards granted under the TEPPCO 2006 LTIP may be in the form of restricted units, phantom units, unit options, UARs and DERs.  The TEPPCO 2006 LTIP provides for the issuance of up to 5,000,000 common units of TEPPCO in connection with these awards.  After giving effect to outstanding unit options and restricted units at December 31, 2008, and the forfeiture of restricted units through December 31, 2008, a total of 4,487,084 additional units of TEPPCO could be issued under the TEPPCO 2006 LTIP in the future.

TEPPCO unit options.  The information in the following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated.  No options were exercisable at December 31, 2008.

			Weighted-
		Weighted-	average
		average	remaining
	Number	strike price	contractual
	of units	(dollars/unit)	term (in years)
Outstanding at December 31, 2007	155,000	$45.35
Granted (1)	200,000	$35.86
Outstanding at December 31, 2008	355,000	$40.00	4.57

(1)  The total grant date fair value of these awards granted on May 19, 2008 was $0.3 million based on the following assumptions: (i) expected life of the option of 4.7 years; (ii) risk-free interest rate of 3.3%; (iii) expected distribution yield on TEPPCO common units of 7.9%; (iv) estimated forfeiture rate of 17.0% and (v) expected unit price volatility on TEPPCO’s common units of 18.7%.

TEPPCO restricted units. The following table summarizes information regarding TEPPCO’s restricted unit awards for the periods indicated:

		Weighted-
		average grant
	Number of	date fair value
	units	per unit (1)
Restricted units at December 31, 2007	62,400
Granted (2)	96,900	$29.54
Vested	(1,000)	$40.61
Forfeited	(1,000)	$35.86
Restricted units at December 31, 2008	157,300

(1)  Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2008 was $2.8 million based on grant date market prices of TEPPCO’s common units ranging from $34.63 to $35.86 per unit and an estimated forfeiture rate of 17.0%.

The total fair value of TEPPCO’s restricted unit awards that vested during the year ended December 31, 2008 was $24 thousand.

Each recipient of a TEPPCO restricted unit award is entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by TEPPCO to its unitholders. Since restricted units are issued securities of TEPPCO, such distributions are reflected as a component of cash distributions to minority interests as shown on our statements of consolidated cash flows.  TEPPCO paid $0.3 million in cash distributions with respect to its restricted units granted under the TEPPCO 2006 LTIP during the year ended December 31, 2008.

TEPPCO UARs and phantom units.  At December 31, 2008, there were a total of 95,654 UARs outstanding that had been granted to non-employee directors of TEPPCO GP and 335,723 UARs outstanding that were granted to certain employees of EPCO who work on behalf of TEPPCO.  These UAR awards are subject to five year cliff vesting.  If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited.  These UAR awards are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2008, there were a total of 1,647 phantom unit awards outstanding that had been granted to non-employee directors of TEPPCO GP.  Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP.  In addition, during the vesting period, each participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by

TEPPCO on its common units.  Phantom units awarded to non-employee directors are accounted for similar to liability awards.

The TEPPCO 2006 LTIP provides for the award of DERs in tandem with its phantom unit and UAR awards.  With respect to DERs granted in connection with phantom units, the participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution rate paid by TEPPCO to its unitholders. With respect to DERs granted in connection with UARs, the participant is entitled to the product of the number of UARs outstanding for the participant and the difference between the current declared cash distribution rate paid by TEPPCO and the declared cash distribution rate paid by TEPPCO at the time the UAR was granted.  Since phantom units and UARs do not represent issued securities, the cash payments with respect to DERs are expensed by TEPPCO as paid.  For the year ended December 31, 2008, phantom unitholders under the TEPPCO 2006 LTIP received $4 thousand in cash distributions.

Note 6.  Employee Benefit Plans

Dixie

Dixie employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans.  Due to the immaterial nature of Dixie’s employee benefit plans to our consolidated financial position, our discussion is limited to the following:

Defined Contribution Plan.  Dixie contributed $0.3 million to its company-sponsored defined contribution plan for the year ended December 31, 2008.

Pension and Postretirement Benefit Plans.  Dixie’s pension plan is a noncontributory defined benefit plan that provides for the payment of benefits to retirees based on their age at retirement, years of service and average compensation.  Dixie’s postretirement benefit plan also provides medical and life insurance to retired employees.  The medical plan is contributory and the life insurance plan is noncontributory.  Dixie employees hired after July 1, 2004 are not eligible for pension and other benefit plans after retirement.

The following table presents Dixie’s benefit obligations, fair value of plan assets and funded status at December 31, 2008:

	Pension	Postretirement
	Plan	Plan
Projected benefit obligation	$7,733	$4,976
Accumulated benefit obligation	5,711	--
Fair value of plan assets	4,035	--
Funded status	(3,698)	(4,976)

Projected benefit obligations and net periodic benefit costs are based on actuarial estimates and assumptions.  The weighted-average actuarial assumptions used in determining the projected benefit obligation at December 31, 2008 were as follows:  discount rate of 6.4%; rate of compensation increase of 4.0% for both the pension and postretirement plans; and a medical trend rate of 8.5% for 2009 grading to an ultimate trend of 5.0% for 2015 and later years.

Future benefits expected to be paid from Dixie’s pension and postretirement plans are as follows for the periods indicated:

	Pension	Postretirement
	Plan	Plan
2009	$289	$357
2010	334	399
2011	535	427
2012	408	440
2013	775	439
2014 through 2017	4,211	2,067
Total	$6,552	$4,129

Included in accumulated other comprehensive loss on the Consolidated Balance Sheet at December 31, 2008 are the following amounts that have not been recognized in net periodic pension costs (in millions):

Unrecognized transition obligation	$0.9
Net of tax	0.5

Unrecognized prior service cost credit	(1.0)
Net of tax	(0.6)

Unrecognized net actuarial loss	1.3
Net of tax	0.8

Terminated Plans - TEPPCO

Prior to April 2006, TEPPCO maintained a Retirement Cash Balance Plan (the “RCBP”), which was a non-contributory, trustee-administered pension plan.  In April 2006, TEPPCO received a determination letter from the Internal Revenue Service providing its approval to terminate the plan.  At December 31, 2008, all benefit obligations to plan participants have been settled.

Note 7.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices, interest rates and foreign exchange rates.  We may use financial instruments (e.g., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the types of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt obligations and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. See Note 13 for information regarding our consolidated debt obligations.

We routinely review our outstanding financial instruments in light of current market conditions.  If market conditions warrant, some financial instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific hedging criteria.  When this occurs, we may enter into a new financial instrument to reestablish the hedge to which the closed instrument relates.

The following table provides additional information regarding derivative assets and derivative liabilities included in our Consolidated Balance Sheet at December 31, 2008:

Current assets:
Derivative assets:
Interest rate risk hedging portfolio	$7,780
Commodity risk hedging portfolio	201,473
Foreign currency risk hedging portfolio	9,284
Total derivative assets – current	$218,537
Other assets:
Interest rate risk hedging portfolio	$38,939
Total derivative assets – long-term	$38,939

Current liabilities:
Derivative liabilities:
Interest rate risk hedging portfolio	$19,205
Commodity risk hedging portfolio	296,850
Foreign currency risk hedging portfolio	109
Total derivative liabilities – current	$316,164
Other liabilities:
Interest rate risk hedging portfolio	$17,131
Commodity risk hedging portfolio	233
Total derivative liabilities– long-term	$17,364

The following information summarizes the principal elements of our interest rate risk, commodity risk and foreign currency risk hedging programs. For amounts recorded on our balance sheet related to our consolidated hedging activities, please refer to the preceding tables.

Interest Rate Risk Hedging Portfolio

The following information summarizes significant components of our interest rate risk hedging portfolio:

Enterprise GP Holdings.  Enterprise GP Holdings’ interest rate exposure results from its variable interest rate borrowings under its credit facility.  A portion of Enterprise GP Holdings’ interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which effectively convert a portion of its variable rate debt into fixed rate debt.  As presented in the following table, Enterprise GP Holdings had four interest rate swap agreements outstanding at December 31, 2008 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Parent Company variable-rate borrowings	2	Aug. 2007 to Aug. 2009	Aug. 2009	4.32% to 5.01%	$250.0 million
Parent Company variable-rate borrowings	2	Sep. 2007 to Aug. 2011	Aug. 2011	4.32% to 4.82%	$250.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

At December 31, 2008, the aggregate fair value of Enterprise GP Holdings’ interest rate swaps was a liability of $26.5 million.

Enterprise Products Partners.  Enterprise Products Partners’ interest rate exposure results from variable and fixed rate borrowings under various debt agreements.

Enterprise Products Partners manages a portion of its interest rate exposure by utilizing interest rate swaps and similar arrangements, which allows it to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. At December 31, 2008, Enterprise Products Partners had four interest rate swap agreements outstanding having an aggregate notional value of $400.0 million that were accounted for as fair value hedges.  The aggregate fair value of these interest rate swaps at December 31, 2008, was $46.7 million (an asset), with an offsetting increase in the fair value of the underlying debt.

Duncan Energy Partners. At December 31, 2008, Duncan Energy Partners had interest rate swap agreements outstanding having an aggregate notional value of $175.0 million.  These swaps were accounted for as cash flow hedges.  The purpose of these financial instruments is to reduce the sensitivity of Duncan Energy Partners’ earnings to the variable interest rates charged under its revolving credit facility.  The aggregate fair value of these interest rate swaps at December 31, 2008 was a liability of $9.8 million.

TEPPCO.  TEPPCO’s interest rate exposure results from variable and fixed rate borrowings under various debt agreements.  At December 31, 2007, TEPPCO had interest rate swap agreements outstanding having an aggregate notional value of $200.0 million and a fair value (an asset) of $0.3 million.   These swap agreements settled in January 2008, and there are currently no swap agreements outstanding.  These swaps were accounted for as cash flow hedges.

TEPPCO also utilizes treasury locks to hedge underlying U.S. treasury rates related to its anticipated issuances of debt.   TEPPCO terminated its outstanding treasury lock financial instruments during 2008.  At December 31, 2008, TEPPCO had no treasury lock financial instruments outstanding.

Commodity Risk Hedging Portfolio

Our commodity risk hedging portfolio was impacted by a significant decline in natural gas and crude oil prices during the second half of 2008.   As a result of the global recession, commodity prices have continued to be volatile during the first quarter of 2009.  We may experience additional losses related to our commodity risk hedging portfolio in 2009.

Enterprise Products Partners.  The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners.  In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

The primary purpose of Enterprise Products Partners’ commodity risk management activities is to reduce its exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products.  From time to time, Enterprise Products Partners injects natural gas into storage and may utilize hedging instruments to lock in the value of its inventory positions.  The commodity financial instruments utilized by Enterprise Products Partners are settled in cash.

We have segregated Enterprise Products Partners’ commodity financial instruments portfolio between those financial instruments utilized in connection with its natural gas marketing activities and those used in connection with its NGL and petrochemical operations.

A significant number of the financial instruments in this portfolio hedge the purchase of physical natural gas.  If natural gas prices fall below the price stipulated in such financial instruments, Enterprise Products Partners recognizes a liability for the difference; however, if prices partially or fully recover, this liability would be reduced or eliminated, as appropriate.  Enterprise Products Partners’ restricted cash balance at December 31, 2008 was $203.8 million in order to meet commodity exchange deposit requirements and the negative change in the fair value of its natural gas hedge positions.

Natural gas marketing activities

At December 31, 2008, the aggregate fair value of those financial instruments utilized in connection with Enterprise Products Partners’ natural gas marketing activities was an asset of $6.5 million.   Almost all of the financial instruments within this portion of the commodity financial instruments portfolio are accounted for using mark-to-market accounting, with a small number accounted for as cash flow hedges.  Enterprise Products Partners did not have any cash flow hedges outstanding related to its natural gas marketing activities at December 31, 2008.

NGL and petrochemical operations

At December 31, 2008, the aggregate fair value of those financial instruments utilized in connection with Enterprise Products Partners’ NGL and petrochemical operations was a liability of $102.1 million.  Almost all of the financial instruments within this portion of the commodity financial instruments portfolio are accounted for as cash flow hedges, with a small number accounted for using mark-to-market accounting.

Enterprise Products Partners has employed a program to economically hedge a portion of its earnings from natural gas processing in the Rocky Mountain region.  This program consists of (i) the forward sale of a portion of Enterprise Products Partners’ expected equity NGL production volumes at fixed prices through 2009 and (ii) the purchase, using commodity financial instruments, of the amount of natural gas expected to be consumed as plant thermal reduction (“PTR”) in the production of such equity NGL volumes. The objective of this strategy is to hedge a level of gross margins (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) associated with the forward sales contracts by fixing the cost of natural gas used for PTR, through the use of commodity financial instruments.  At December 31, 2008, this hedging program had hedged future expected gross margins (before plant operating expenses) of $483.9 million on 22.5 million barrels of forecasted NGL forward sales transactions extending through 2009.

Our NGL forward sales contracts are not accounted for as financial instruments under SFAS 133 since they meet normal purchase and sale exception criteria; therefore, changes in the aggregate economic value of these sales contracts are not reflected in net income and other comprehensive income until the volumes are delivered to customers.  On the other hand, the commodity financial instruments used to purchase the related quantities of PTR (i.e., “PTR hedges”) are accounted for as cash flow hedges; therefore, changes in the aggregate fair value of the PTR hedges are presented in other comprehensive income.  Once the forecasted NGL forward sales transactions occur, any realized gains and losses on the cash flow hedges would be reclassified into net income in that period.

Prior to actual settlement, if the market price of natural gas is less than the price stipulated in a commodity financial instrument, Enterprise Products Partners recognizes an unrealized loss in other comprehensive income (loss) for the excess of the natural gas price stated in the hedge over the market price.  To the extent that Enterprise Products Partners realizes such financial losses upon settlement of the instrument, the losses are added to the actual cost it has to pay for PTR, which would then be based on the lower market price.  Conversely, if the market price of natural gas is greater than the price stipulated in such hedges, Enterprise Products Partners recognizes an unrealized gain in other comprehensive income (loss) for the excess of the market price over the natural gas price stated in the PTR hedge.   If realized, the gains on the financial instrument would serve to reduce the actual cost paid for PTR, which would then be based on the higher market price.  The net effect of these hedging relationships is that Enterprise Products Partners’ total cost of natural gas used for PTR approximates the amount originally hedged under this program.

TEPPCO. As part of its crude oil marketing business, TEPPCO enters into financial instruments such as crude oil swaps.  The purpose of such hedging activity is to either balance TEPPCO’s inventory position or to lock in a profit margin. The fair value of the open positions at December 31, 2008 was an asset of $3 thousand.  At December 31, 2008, TEPPCO had no commodity financial instruments that were accounted for as cash flow hedges.  TEPPCO has some commodity financial instruments that do not qualify for hedge accounting.

Foreign Currency Hedging Program – Enterprise Products Partners

Enterprise Products Partners is exposed to foreign currency exchange rate risk through a Canadian NGL marketing subsidiary.  As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar.  Enterprise Products Partners attempts to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.  Mark-to-market accounting is utilized for these contracts, which typically have a duration of one month.

In addition, Enterprise Products Partners is exposed to foreign currency exchange rate risk through its Japanese Yen Term Loan Agreement (“Yen Term Loan”) that EPO entered into in November 2008.  As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Japanese yen.  Enterprise Products Partners hedged this risk by entering into a foreign exchange purchase contract to fix the exchange rate.  This purchase contract was designated as a cash flow hedge.  At December 31, 2008, the fair value of this contract was $9.3 million (an asset).  This contract will be settled in March 2009 upon repayment of the Yen Term Loan.

Fair Value Information

Cash and cash equivalents (including restricted cash), accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.  The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.  The fair values associated with our commodity, foreign currency and interest rate hedging portfolios were developed using available market information and appropriate valuation techniques.

The following table presents the estimated fair values of our financial instruments at December 31, 2008:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents, including restricted cash	$260,645	$260,645
Accounts receivable	2,028,630	2,028,630
Commodity financial instruments (1)	201,473	201,473
Foreign currency hedging financial instruments (2)	9,284	9,284
Interest rate hedging financial instruments (3)	46,719	46,719
Financial liabilities:
Accounts payable and accrued expenses	2,507,883	2,507,883
Fixed-rate debt (principal amount) (4)	9,704,296	8,192,172
Variable-rate debt	2,935,403	2,935,403
Commodity financial instruments (1)	297,083	297,083
Foreign currency hedging financial instruments (2)	109	109
Interest rate hedging financial instruments (3)	36,336	36,336

(1)  Represent commodity financial instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(2)  Relates to the hedging of Enterprise Products Partners’ exposure to fluctuations in the Canadian dollar.
(3)  Represent interest rate hedging financial instrument transactions that have not settled. Settled transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(4)  Due to the distress in the capital markets following the collapse of several major financial entities and uncertainty in the credit markets during 2008, corporate debt securities were trading at significant discounts.

Adoption of SFAS 157 - Fair Value Measurements.  On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or NYMEX).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rate and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.  At December 31, 2008, our Level 3 financial assets consisted largely of ethane based contracts with a range of two to twelve months in term.  This classification is primarily due to our reliance on broker quotes for this product due to the forward ethane markets being less than highly active.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at December 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Commodity financial instruments	$4,030	$164,668	$32,775	$201,473
Foreign currency financial instruments	--	9,284	--	9,284
Interest rate financial instruments	--	46,719	--	46,719
Total	$4,030	$220,671	$32,775	$257,476

Financial liabilities:
Commodity financial instruments	$7,137	$289,576	$370	$297,083
Foreign currency financial instruments	--	109	--	109
Interest rate financial instruments	--	36,336	--	36,336
Total	$7,137	$326,021	$370	$333,528
Net financial assets, Level 3			$32,405

Fair values associated with our interest rate, commodity and foreign currency financial instrument portfolios were developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities during the year ended December 31, 2008:

Balance, January 1, 2008	$(5,054)
Total gains (losses) included in:
Net income	(34,560)
Other comprehensive loss	37,212
Purchases, issuances, settlements	34,807
Balance, December 31, 2008	$32,405

Note 8.  Inventories

Our inventory amounts by business segment were as follows at December 31, 2008:

Investment in Enterprise Products Partners:
Working inventory (1)	$200,439
Forward sales inventory (2)	162,376
Subtotal	362,815
Investment in TEPPCO:
Working inventory (3)	13,617
Forward sales inventory (4)	30,709
Subtotal	44,326
Eliminations	(2,136)
Total inventory	$405,005

(1)  Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2)  Forward sales inventory consists of identified NGL and natural gas volumes dedicated to the fulfillment of forward sales contracts.
(3)  Working inventory is comprised of inventories of crude oil, refined products, LPGs, lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.
(4)  Forward sales inventory primarily consists of identified crude oil volumes dedicated to the fulfillment of forward sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements.  These volumes are recorded as inventory at market-related values in the month of acquisition.   Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Due to fluctuating commodity prices, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of inventories exceeds their net realizable value.

Note 9.  Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at December 31, 2008:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-40 (5)	$12,284,921
Storage facilities (2)	5-35 (6)	900,664
Offshore platforms and related facilities (3)	20-31	634,761
Transportation equipment (4)	3-10	38,771
Land		54,627
Construction in progress		1,695,298
Total historical cost		15,609,042
Less accumulated depreciation		2,374,987
Total carrying value, net		13,234,055
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	2,972,503
Storage facilities (2)	5-40 (6)	303,174
Transportation equipment (4)	5-10	12,140
Marine vessels (7)	20-30	453,041
Land		199,944
Construction in progress		319,368
Total historical cost		4,260,170
Less accumulated depreciation		770,825
Total carrying value, net		3,489,345
Total property, plant and equipment, net		$16,723,400

(1)  Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.
(2)  Includes underground product storage caverns, above ground storage tanks, water wells and related assets.
(3)  Includes offshore platforms and related facilities and assets.
(4)  Includes vehicles and similar assets used in our operations.
(5)  In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.
(6)  In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.
(7)  See Note 11 for additional information regarding the acquisition of marine services businesses by TEPPCO in February 2008.

The following table summarizes our capitalized interest amounts by segment for the year ended December 31, 2008:

Investment in Enterprise Products Partners:
Capitalized interest (1)	$71,584
Investment in TEPPCO:
Capitalized interest (1)	19,117
(1) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

Enterprise Products Partners reviewed assumptions underlying the estimated remaining useful lives of certain of its assets during the first quarter of 2008. As a result of this review, effective January 1,

2008, Enterprise Products Partners revised the remaining useful lives of these assets, most notably the assets that constitute its Texas Intrastate System.  This revision increased the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since Enterprise Products Partners’ original determination made in September 2004.  These revisions will prospectively reduce Enterprise Products Partners’ depreciation expense by approximately $20.0 million annually on assets having carrying values totaling $2.72 billion as of January 1, 2008.  On average, we extended the life of these assets by 3.1 years.

Asset retirement obligations

We have recorded AROs related to legal requirements to perform retirement activities as specified in contractual arrangements and/or governmental regulations. On a consolidated basis, our property, plant and equipment at December 31, 2008 includes $11.7 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

The following table summarizes amounts recognized in connection with AROs by segment since December 31, 2007:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2007	$40,614	$1,610	$42,224
Liabilities incurred	1,064	--	1,064
Liabilities settled	(7,229)	(1,012)	(8,241)
Revisions in estimated cash flows	1,163	3,589	4,752
Accretion expense	2,114	326	2,440
ARO liability balance, December 31, 2008	$37,726	$4,513	$42,239

Enterprise Products Partners.  The liabilities associated with Enterprise Products Partners’ AROs primarily relate to (i) right-of-way agreements associated with its pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities.  In addition, Enterprise Products Partners’ AROs may result from the renovation or demolition of certain assets containing hazardous substances such as asbestos.

TEPPCO.  In general, the liabilities associated with TEPPCO’s AROs primarily relate to (i) right-of-way agreements for its pipeline operations and (ii) leases of plant sites and office space.

Note 10.  Investments In and Advances To Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  Our investments in and advances to unconsolidated affiliates are grouped according to the business segment to which they relate.  See Note 4 for a general discussion of our business segments.  The following table shows our investments in and advances to unconsolidated affiliates by segment at December 31, 2008:

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company, L.L.C. (“VESCO”)	13.1%	$37,673
K/D/S Promix, L.L.C. (“Promix”)	50.0%	46,383
Baton Rouge Fractionators LLC (“BRF”)	32.2%	24,160
White River Hub, LLC (“White River Hub”)	50.0%	21,387
Skelly-Belvieu Pipeline Company, L.L.C. (“Skelly-Belvieu”)	49.0%	35,969
Evangeline (1)	49.5%	4,528
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36.0%	60,233
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50.0%	250,833
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50.0%	104,785
Neptune	25.7%	52,671
Nemo	33.9%	432
Baton Rouge Propylene Concentrator LLC (“BRPC”)	30.0%	12,633
Other	50.0%	3,887
Total Investment in Enterprise Products Partners		655,574
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50.0%	186,224
Centennial Pipeline LLC (“Centennial”)	50.0%	69,696
Other	25.0%	332
Total Investment in TEPPCO		256,252
Investment in Energy Transfer Equity:
Energy Transfer Equity	17.5%	1,587,115
LE GP	34.9%	11,761
Total Investment in Energy Transfer Equity		1,598,876
Total consolidated		$2,510,702

(1) Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

On occasion, the price we pay to acquire a non-controlling ownership interest in a company exceeds the underlying book value of the net assets we acquire.  Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates.  That portion of excess cost attributable to fixed assets or amortizable intangible assets is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the entity.  That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization.  Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information at the dates indicated by business segment:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$51,476	$30,277	$576,626	$658,379
Goodwill	--	--	335,758	335,758
Intangibles – finite life	--	30,021	244,695	274,716
Intangibles – indefinite life	--	--	513,508	513,508
Total	$51,476	$60,298	$1,670,587	$1,782,361

Excess cost amounts, net of amortization at:
December 31, 2008	$34,272	$28,350	$1,609,575	$1,672,197

As shown in the preceding table, Enterprise GP Holdings’ initial investments in Energy Transfer Equity and LE GP exceeded its share of the historical cost of the underlying net assets of such investees by $1.67 billion.  At December 31, 2008, this basis differential decreased to $1.61 billion (after taking into account related amortization amounts) and consisted of the following:

▪	$537.6 million attributed to fixed assets;

▪	$513.5 million attributed to the IDRs (an indefinite-life intangible asset) held by Energy Transfer Equity in the cash flows of ETP;

▪	$222.7 million attributed to amortizable intangible assets;

▪	and $335.8 million attributed to equity method goodwill.

The basis differential amounts attributed to fixed assets and amortizable intangible assets represent Enterprise GP Holdings’ pro rata share of the excess of the fair values determined for such assets over the investee’s historical carrying values for such assets at the date Enterprise GP Holdings acquired its investments in Energy Transfer Equity and LE GP. These excess cost amounts are being amortized over the estimated useful life of the underlying assets.  We estimate such non-cash amortization expense to be $36.6 million for each of the years 2009 through 2011, $36.3 million in 2012 and $36.1 million for 2013.

The $513.5 million of excess cost attributed to ETP’s IDRs represents Enterprise GP Holdings’ pro rata share of the fair value of the incentive distribution rights held by Energy Transfer Equity in ETP’s cash distributions.  The $335.8 million of equity method goodwill is attributed to our view of the future financial performance of Energy Transfer Equity and LE GP based upon their underlying assets and industry relationships.  Excess cost amounts attributed to the ETP IDRs and the equity method goodwill are not amortized; however, such amounts are subject to impairment testing.

We monitor the underlying business fundamentals of our investments in unconsolidated affiliates and test such investments for impairment when impairment indicators are present. As a result of our reviews for the year ended December 31, 2008, no impairment charges were required. We have the intent and ability to hold our equity method investments, which are integral to our operations.

Investment in Enterprise Products Partners

The combined balance sheet information of this segment’s current unconsolidated affiliates at December 31, 2008 is summarized below.

Balance Sheet Data:
Current assets	$196,634
Property, plant and equipment, net	1,565,913
Other assets	23,102
Total assets	$1,785,649
Current liabilities	$139,189
Other liabilities	162,439
Combined equity	1,484,021
Total liabilities and combined equity	$1,785,649

At December 31, 2008, our Investment in Enterprise Products Partners segment included the following unconsolidated affiliates accounted for using the equity method:

VESCO. Enterprise Products Partners owns a 13.1% interest in VESCO, which owns a natural gas processing facility and related assets located in south Louisiana.

Promix.  Enterprise Products Partners owns a 50.0% interest in Promix, which owns an NGL fractionation facility and related storage and pipeline assets located in south Louisiana.

BRF.  Enterprise Products Partners owns an approximate 32.3% interest in BRF, which owns an NGL fractionation facility located in south Louisiana.

Evangeline. Duncan Energy Partners owns an approximate 49.5% aggregate interest in Evangeline, which owns a natural gas pipeline located in south Louisiana.  See Note 13 for information regarding the debt obligations of this unconsolidated affiliate.

White River Hub.  Enterprise Products Partners owns a 50.0% interest in White River Hub, which owns a natural gas hub located in northwest Colorado.  The hub was completed in December 2008.

Skelly-Belvieu.  In December 2008, Enterprise Products Partners acquired a 49.0% interest in Skelly-Belvieu for $36.0 million.  Skelly-Belvieu owns a 570-mile pipeline that transports mixed NGLs to markets in southeast Texas.

Poseidon.  Enterprise Products Partners owns a 36.0% interest in Poseidon, which owns a crude oil pipeline that gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana.  See Note 13 for information regarding the debt obligations of this unconsolidated affiliate.

Cameron Highway. Enterprise Products Partners owns a 50.0% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas.

Cameron Highway repaid its $365.0 million Series A notes and $50.0 million Series B notes in 2007 using cash contributions from its partners.  Enterprise Products Partners funded its 50% share of the capital contributions using borrowings under EPO’s Revolver.  Cameron Highway incurred a $14.1 million make-whole premium in connection with the repayment of its Series A notes.

Deepwater Gateway.  Enterprise Products Partners owns a 50.0% interest in Deepwater Gateway, which owns the Marco Polo platform located in the Gulf of Mexico.  The Marco Polo platform processes crude oil and natural gas production from the Marco Polo, K2, K2 North and Ghengis Khan fields located in the South Green Canyon area of the Gulf of Mexico.

Neptune.  Enterprise Products Partners owns a 25.7% interest in Neptune, which owns the Manta Ray Offshore Gathering and Nautilus Systems, which are natural gas pipelines located in the Gulf of Mexico.

Nemo.  Enterprise Products Partners owns a 33.9% interest in Nemo, which owns the Nemo Gathering System, which is a natural gas pipeline located in the Gulf of Mexico.

BRPC.  Enterprise Products Partners owns a 30.0% interest in BRPC, which owns a propylene fractionation facility located in south Louisiana.

Investment in TEPPCO

The combined balance sheet information of this segment’s current unconsolidated affiliates (i.e. Seaway and Centennial) at December 31, 2008 is summarized below.

Balance Sheet Data:
Current assets	$44,161
Property, plant and equipment, net	487,426
Other assets	(4)
Total assets	$531,583
Current liabilities	$26,798
Other liabilities	120,380
Combined equity	384,405
Total liabilities and combined equity	$531,583

At December 31, 2008, our Investment in TEPPCO segment included the following unconsolidated affiliates accounted for using the equity method:

Seaway.  TEPPCO owns a 50% interest in Seaway, which owns a pipeline that transports crude oil from a marine terminal located at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal located at Texas City, Texas, to refineries in the Texas City and Houston, Texas areas.

Centennial.  TEPPCO owns a 50% interest in Centennial, which owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois.  Prior to April 2002, TEPPCO’s mainline pipeline was bottlenecked between Beaumont, Texas and El Dorado, Arkansas, which limited TEPPCO’s ability to transport refined products and LPGs during peak periods.  When the Centennial pipeline commenced operations in 2002, it effectively looped TEPPCO’s mainline, thus providing TEPPCO incremental transportation capacity into Mid-continent markets.   Centennial is a key investment of TEPPCO.

Investment in Energy Transfer Equity

This segment reflects Enterprise GP Holdings’ non-controlling ownership interests in Energy Transfer Equity and its general partner, LE GP, both of which are accounted for using the equity method.  In May 2007, Enterprise GP Holdings paid $1.65 billion to acquire 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests of LE GP.  On January 22, 2009, Enterprise GP Holdings acquired an additional 5.7% membership interest in LE GP for $0.8 million, which increased our total ownership in LE GP to 40.6%.

LE GP.  The business purpose of LE GP is to manage the affairs and operations of Energy Transfer Equity.  LE GP has no separate business activities outside of those conducted by Energy Transfer Equity.  LE GP owns a 0.31% general partner interest in Energy Transfer Equity and has no IDR’s in the quarterly cash distributions of Energy Transfer Equity.

Energy Transfer Equity. Energy Transfer Equity currently has no separate operating activities apart from those of ETP.  Energy Transfer Equity’s principal sources of distributable cash flow are its investments in the limited and general partner interests of ETP as follows:

▪	Direct ownership of 62,500,797 ETP limited partner units representing approximately 46.0% of the total outstanding ETP units.

▪
Indirect ownership of the 2% general partner interest of ETP and all associated IDRs held by ETP’s general partner, of which Energy Transfer Equity owns 100% of the membership interests.  Currently, the quarterly general partner and associated IDR thresholds of ETP’s general partner are as follows:

▪	2% of quarterly cash distributions up to $0.275 per unit paid by ETP;

▪	15% of quarterly cash distributions from $0.275 per unit up to $0.3175 per unit paid by ETP;

▪	25% of quarterly cash distributions from $0.3175 per unit up to $0.4125 per unit paid by ETP; and

▪	50% of quarterly cash distributions that exceed $0.4125 per unit paid by ETP.

ETP’s partnership agreement requires that it distribute all of its Available Cash (as defined in such agreement) within 45 days following the end of each fiscal quarter.

ETP is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

The balance sheet information for Energy Transfer Equity at December 31, 2008 is summarized below.

Balance Sheet Data:
Current assets	$1,180,995
Property, plant and equipment, net	8,702,534
Other assets	1,186,373
Total assets	$11,069,902
Current liabilities	$1,208,921
Other liabilities	9,944,413
Partners’ equity	(83,432)
Total liabilities and partners’ equity	$11,069,902

For the year ended December 31, 2008, Energy Transfer Equity received $546.2 million in cash distributions from ETP, which consisted of $236.3 million from limited partner interests, $17.9 million from its general partner interest and $305.1 million in distributions from the ETP IDRs. Energy Transfer Equity, in turn, paid $435.9 million in distributions to its partners with respect to the year ended December 31, 2008.

At December 31, 2008, the market value of the 38,976,090 common units of Energy Transfer Equity was approximately $631.8 million.   We evaluated the near and long-term prospects of our investment in Energy Transfer Equity common units and concluded that this investment was not impaired at December 31, 2008.   Our management believes that Energy Transfer Equity has significant growth prospects in the future that will enable Enterprise GP Holdings to more than fully recover its investment.   Enterprise GP Holdings has the intent and ability to hold this investment for the long-term.

Note 11.  Business Combinations

Our expenditures for business combinations during the year ended December 31, 2008 were $553.5 million and primarily reflect the acquisitions described below.

Great Divide Gathering System Acquisition.  In December 2008, Enterprise Products Partners purchased a 100.0% membership interest in Great Divide Gathering, LLC (“Great Divide”) for cash consideration of $125.2 million.  Great Divide was wholly owned by EnCana Oil & Gas (“EnCana”).

The assets of Great Divide consist of a 31-mile natural gas gathering system, the Great Divide Gathering System, located in the Piceance Basin of northwestern Colorado.  The Great Divide Gathering System extends from the southern portion of the Piceance Basin, including production from EnCana’s Mamm Creek field, to a pipeline interconnection with Enterprise Products Partners’ Piceance Basin Gathering System.  Volumes of natural gas originating on the Great Divide Gathering System are transported through Enterprise Products Partners’ Piceance Creek Gathering System to its 1.5 Bcf/d Meeker natural gas treating and processing complex.  A significant portion of these volumes are produced by EnCana, one of the largest natural gas producers in the region, and are dedicated the Great Divide and Piceance Creek Gathering Systems for the life of the associated lease holdings.

Tri-States and Belle Rose Acquisitions. In October 2008, Enterprise Products Partners acquired additional 16.7% membership interests in both Tri-States NGL Pipeline, L.L.C. (“Tri-States”) and Belle Rose NGL Pipeline, L.L.C. (“Belle Rose”) for total cash consideration of $19.9 million.  As a result of this transaction, Enterprise Products Partners’ ownership interest in Tri-States increased to 83.3%.  Enterprise Products Partners now owns 100.0% of the membership interests in Belle Rose.

Tri-States owns a 194-mile NGL pipeline located along the Mississippi, Alabama and Louisiana Gulf Coast.  Belle Rose owns a 48-mile NGL pipeline located in Louisiana.  These systems, in conjunction with the Wilprise pipeline, transport mixed NGLs to the BRF, Norco and Promix NGL fractionators located in south Louisiana.

Acquisition of Remaining Interest in Dixie. In August 2008, Enterprise Products Partners acquired the remaining 25.8% ownership interest in Dixie for $57.1 million.  As a result of this transaction, Enterprise Products Partners owns 100% of Dixie, which owns a 1,371-mile pipeline system that delivers NGLs (primarily propane, and other chemical feedstock) to customers along the U.S. Gulf Coast and southeastern United States.

TEPPCO Marine Services Businesses. On February 1, 2008, TEPPCO entered the marine transportation business for refined products, crude oil and condensate through the purchase of assets from Cenac Towing Co., Inc., Cenac Offshore, L.L.C., and Mr. Arlen B. Cenac, Jr. (collectively “Cenac”). The aggregate value of total consideration TEPPCO paid or issued to complete this business combination was $444.7 million, which consisted of $258.2 million in cash and approximately 4.9 million of TEPPCO’s newly issued common units.  Additionally, TEPPCO assumed approximately $63.2 million of Cenac’s debt in the transaction.  TEPPCO acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements.  TEPPCO’s new business line serves refineries and storage terminals along the Mississippi, Illinois and Ohio rivers and the Intracoastal Waterway between Texas and Florida.  These assets also gather crude oil from production facilities and platforms along the U.S. Gulf Coast and in the Gulf of Mexico. TEPPCO used its short-term credit facility to finance the cash portion of the acquisition.  TEPPCO repaid the $63.2 million of debt assumed in this transaction using borrowings under its short-term credit facility.

On February 29, 2008, TEPPCO purchased related marine assets from Horizon Maritime, L.L.C. (“Horizon”), a privately-held Houston-based company and an affiliate of Mr. Cenac, for $80.8 million in cash. TEPPCO acquired 7 tow boats, 17 tank barges, rights to two tow boats under construction and the economic benefit of certain related commercial agreements.  In April 2008, TEPPCO paid an additional $3.0 million to Horizon pursuant to the purchase agreement upon delivery of one of the tow boats under construction, and in June 2008, TEPPCO paid an additional $3.8 million upon delivery of the second tow boat.  These vessels transport asphalt, heavy fuel oil and other heated oil products to storage facilities and refineries along the Mississippi, Illinois and Ohio Rivers and the Intracoastal Waterway.  TEPPCO’s short-term credit facility was used to finance this acquisition.

Purchase Price Allocations.  We accounted for our business combinations completed during 2008 using the purchase method of accounting and, accordingly, such costs have been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.

	Cenac	Horizon	Great
	Acquisition	Acquisition	Divide	Dixie	Other (1)	Total
Assets acquired in business combination:
Current assets	$--	$--	$--	$4,021	$2,510	$6,531
Property, plant and equipment, net	362,872	72,196	70,643	33,727	10,122	549,560
Intangible assets	63,500	6,500	9,760	--	12,747	92,507
Other assets	--	--	--	382	46	428
Total assets acquired	426,372	78,696	80,403	38,130	25,425	649,026
Liabilities assumed in business combination:
Current liabilities	--	--	--	(2,581)	(649)	(3,230)
Long-term debt	--	--	--	(2,582)	--	(2,582)
Other long-term liabilities	(63,157)	--	(81)	(46,265)	(4)	(109,507)
Total liabilities assumed	(63,157)	--	(81)	(51,428)	(653)	(115,319)
Total assets acquired plus liabilities assumed	363,215	78,696	80,322	(13,298)	24,772	533,707
Fair value of 4,854,899 TEPPCO common units	186,558	--	--	--	--	186,558
Total cash used for business combinations	258,183	87,582	125,175	57,089	25,457	553,486
Goodwill	$81,526	$8,886	$44,853	$70,387	$685	$206,337

(1)  Primarily represents (i) non-cash reclassification adjustments to Enterprise Products Partners’ December 2007 preliminary fair value estimates for assets acquired in its South Monoco natural gas pipeline acquisition, (ii) TEPPCO’s purchase of lubrication and other fuel assets in August 2008 and (iii) Enterprise Products’ purchase of additional interests in Tri-States and Belle Rose in October 2008.

As a result of Enterprise Products Partners’ 100% ownership interest in Dixie, Enterprise Products Partners used push-down accounting to record this business combination.  In doing so, a temporary tax difference was created between the assets and liabilities of Dixie for financial reporting and tax purposes. Dixie recorded a deferred income tax liability of $45.1 million attributable to the temporary tax difference.

Note 12.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following tables summarize our intangible assets at December 31, 2008:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners:
Customer relationship intangibles	$858,354	$(272,918)	$585,436
Contract-based intangibles	409,283	(156,603)	252,680
Subtotal	1,267,637	(429,521)	838,116
Investment in TEPPCO:
Incentive distribution rights	606,926	--	606,926
Customer relationship intangibles	52,381	(3,506)	48,875
Gas gathering agreements	462,449	(212,610)	249,839
Other contract-based intangibles	74,515	(29,224)	45,291
Subtotal	1,196,271	(245,340)	950,931
Total	$2,463,908	$(674,861)	$1,789,047

In general, our amortizable intangible assets fall within two categories – contract-based intangible assets and customer relationships. The values assigned to such intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

Customer relationship intangible assets.  Customer relationship intangible assets represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.

At December 31, 2008, the carrying value of Enterprise Products Partners’ customer relationship intangible assets was $585.4 million.  The carrying value of TEPPCO’s customer relationship intangible assets was $48.9 million. The following information summarizes the significant components of this category of intangible assets:

▪
San Juan Gathering System customer relationships – Enterprise Products Partners acquired these customer relationships in connection with the GulfTerra Merger, which was completed on September 30, 2004.  At December 31, 2008, the carrying value of this group of intangible assets was $238.8 million.  These intangible assets are being amortized to earnings over their estimated economic life of 35 years through 2039.  Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying natural gas resource bases are expected to be consumed or otherwise used.

▪
Offshore Pipeline & Platform customer relationships – Enterprise Products Partners acquired these customer relationships in connection with the GulfTerra Merger.  At December 31, 2008, the carrying value of this group of intangible assets was $115.2 million.  These intangible assets are being amortized to earnings over their estimated economic life of 33 years through 2037.  Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying crude oil and natural gas resource bases are expected to be consumed or otherwise used.

▪
Encinal natural gas processing customer relationship – Enterprise Products Partners acquired this customer relationship in connection with its Encinal acquisition in 2006.  At December 31, 2008, the carrying value of this intangible asset was $99.1 million.  This intangible asset is being amortized to earnings over its estimated economic life of 20 years through 2026.  Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefit of the underlying natural gas resource bases are expected to be consumed or otherwise used.

Contract-based intangible assets.  Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases.  At December 31, 2008, the carrying value of Enterprise Products Partners’ contract-based intangible assets was $252.7 million.   The carrying value of TEPPCO’s contract-based intangible assets was $295.1 million. The following information summarizes the significant components of this category of intangible assets:

▪
Jonah natural gas gathering agreements – These intangible assets represent the value attributed to certain of Jonah’s natural gas gathering contracts that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP.  At December 31, 2008, the carrying value of this group of intangible assets was $136.0 million.  These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Jonah system.

▪
Val Verde natural gas gathering agreements – These intangible assets represent the value attributed to certain natural gas gathering agreements associated with TEPPCO’s Val Verde Gathering System that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP.  At December 31, 2008, the carrying value of these intangible assets was $113.8 million.  These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Val Verde Gathering System.

▪
Shell Processing Agreement – This margin-band/keepwhole processing agreement grants Enterprise Products Partners the right to process Shell Oil Company’s (or its assignee’s) current and future natural gas production of within the state and federal waters of the Gulf of Mexico.  Enterprise Products Partners acquired the Shell Processing Agreement in connection with its 1999 purchase of certain of Shell’s midstream energy assets located along the U.S. Gulf Coast.  At December 31, 2008, the carrying value of this intangible asset was $116.9 million.  This intangible asset is being amortized to earnings on a straight-line basis over its estimated economic life of 20 years through 2019.

▪
Mississippi natural gas storage contracts – These intangible assets represent the value assigned by Enterprise Products Partners to certain natural gas storage contracts associated with its Petal and Hattiesburg, Mississippi storage facilities.   These facilities were acquired in connection with the GulfTerra Merger.  At December 31, 2008, the carrying value of these intangible assets was $64.0 million.  These intangible assets are being amortized to earnings on a straight-line basis over the remainder of their respective contract terms, which range from eight to 18 years (i.e. 2012 through 2022).

Incentive distribution rights.  Enterprise GP Holdings recorded an indefinite-life intangible asset valued at $606.9 million in connection with the receipt of the TEPPCO IDRs from DFIGP in May 2007.  This amount represents DFIGP’s historical carrying value and characterization of such asset.  This intangible asset is not subject to amortization, but it subject to periodic testing for recoverability in a manner similar to goodwill.

The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO.  Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement.  In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO.  TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO.  TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO.  As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO.

We consider the IDRs to be an indefinite-life intangible asset.  Our determination of an indefinite-life is based upon our expectation that TEPPCO will continue to pay incentive distributions under the terms of its partnership agreement to TEPPCO GP indefinitely. TEPPCO’s partnership agreement contains renewal provisions that provide for TEPPCO to continue as a going concern beyond the initial term of its partnership agreement, which ends in December 2084.

We test the carrying value of the IDRs for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value.  This test is performed during the fourth quarter of each fiscal year.  If the estimated fair value of this intangible asset is less its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.    In addition, we review this asset annually to determine whether events or circumstances continue to support an indefinite life.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  Goodwill is not amortized; however, it is subject to annual impairment testing.  The following table summarizes our goodwill amounts by business segment at December 31, 2008:

Investment in Enterprise Products Partners:
GulfTerra Merger	$385,945
Encinal acquisition	95,272
Acquisition of additional interests in Dixie	80,279
Great Divide acquisition	44,853
Other	100,535
Investment in TEPPCO:
TEPPCO acquisition	197,645
Marine services acquisition	90,412
Other	18,976
Total	$1,013,917

In 2008, our Investment in Enterprise Products Partners business segment recorded goodwill of $70.4 million in connection with the acquisition of the remaining third party interest in Dixie and $44.9 million in connection with the acquisition of Great Divide.  The remaining ownership interests in Dixie were acquired from Amoco Pipeline Holding Company in August 2008.  Management attributes this goodwill to future earnings growth on the Dixie Pipeline.  Specifically, a 100.0% ownership interest in the Dixie Pipeline will increase Enterprise Products Partners’ flexibility to pursue future opportunities.

Great Divide was acquired from EnCana in December 2008.  Goodwill for this acquisition is attributable to management’s expectations of future benefits derived from incremental natural gas processing margins and other downstream activities.  For additional information regarding these acquisitions see Note 11.

In addition, our Investment in Enterprise Products Partners business segment includes goodwill amounts recorded in connection with the GulfTerra Merger.  The value associated with such goodwill amounts can be attributed to our belief (at the time the merger was consummated) that the combined partnerships would benefit from the strategic asset locations and industry relationships that each partnership possessed.  In addition, we expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity.

Management attributes goodwill amounts recorded in connection with the Encinal acquisition to potential future benefits Enterprise Products Partners may realize from its other south Texas natural gas processing and NGL businesses.  Specifically, Enterprise Products Partners’ acquisition of long-term dedication rights associated with the Encinal business is expected to add value to its south Texas processing facilities and related NGL businesses due to increased volumes.

In 2008, our Investment in TEPPCO business segment recorded goodwill of $90.4 million in connection with its marine services acquisitions.  Management attributes the value of this goodwill to potential future benefits TEPPCO expects to realize as a result of acquiring these assets.  For additional information regarding this acquisitions see Note 11.

In addition, our Investment in TEPPCO business segment includes goodwill amounts recorded in connection with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings on May 7, 2007.  At December 31, 2008, the TEPPCO business segment included $197.6 million of such goodwill amounts.

Goodwill associated with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings represents DFIGP’s historical carrying value and characterization of such asset. Management attributes this goodwill to the future benefits we may realize from our investments in TEPPCO and TEPPCO GP.  Specifically, we will benefit from the cash distributions paid by TEPPCO with respect to TEPPCO GP’s 2% general partner interest in TEPPCO and ownership of 4,400,000 of its common units.

.
Note 13.  Debt Obligations

The following table summarizes the significant components of our consolidated debt obligations at December 31, 2008:

Principal amount of debt obligations of Enterprise GP Holdings	$1,077,000
Principal amount of debt obligations of Enterprise Products Partners:
Senior debt obligations	7,813,346
Subordinated debt obligations	1,232,700
Total principal amount of debt obligations of Enterprise Products Partners	9,046,046
Principal amount of debt obligations of TEPPCO:
Senior debt obligations	2,216,653
Subordinated debt obligations	300,000
Total principal amount of debt obligations of TEPPCO	2,516,653
Total principal amount of consolidated debt obligations	12,639,699
Other, non-principal amounts:
Changes in fair value of debt-related financial instruments	51,935
Unamortized discounts, net of premiums	(12,549)
Unamortized deferred gains related to terminated interest rate swaps	35,843
Total other, non-principal amounts	75,229
Total long-term debt	12,714,928
Less current maturities of TEPPCO long-term debt	--
Total consolidated debt obligations	$12,714,928

Standby letters of credit outstanding:
Enterprise Products Partners	$1,000
TEPPCO	--
Total standby letters of credit	$1,000

Debt Obligations of Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of either Enterprise Product Partners or TEPPCO.

The following table summarizes the debt obligations of Enterprise GP Holdings at December 31, 2008:

EPE Revolver, variable rate, due September 2012	$102,000
$125.0 million Term Loan A, variable rate, due September 2012	125,000
$850.0 million Term Loan B, variable rate, due November 2014 (1)	850,000
Total debt obligations of Enterprise GP Holdings	$1,077,000

(1)  In accordance with SFAS 6, "Classification of Short-Term Obligations Expected to be Refinanced," long-term and current maturities of debt reflects the classification of such obligations at December 31, 2008.  With respect to the $17.0 million due under Term Loan B in 2009, Enterprise GP Holdings has the ability to use available credit capacity under its revolving credit facility to fund repayment of these amounts.

EPE August 2007 Credit Agreement.  The $1.2 billion EPE August 2007 Credit Agreement provided for a $200.0 million revolving credit facility (the “EPE Revolver”), a $125.0 million term loan

(“Term Loan A”), and an $850.0 million term loan (the “Term Loan A-2”).  The EPE Revolver replaced the $200.0 million EPE Bridge Revolving Credit Facility.  Amounts borrowed under the August 2007 Revolver mature in September 2012.  Term Loan A and Term Loan A-2 refinanced amounts then outstanding under the Term Loan (Debt Bridge).  Amounts borrowed under Term Loan A mature in September 2012.  Amounts borrowed under Term Loan A-2 were refinanced in November 2007 with proceeds from a term loan due November 2014.

Borrowings under the EPE August 2007 Credit Agreement are secured by Enterprise GP Holdings’ ownership of (i) 13,454,498 common units of Enterprise Products Partners, (ii) 100% of the membership interests in EPGP, (iii) 38,976,090 common units of Energy Transfer Equity, (iv) 4,400,000 common units of TEPPCO and (v) 100% of the membership interests in TEPPCO GP.

The EPE Revolver may be used by Enterprise GP Holdings to fund working capital and other capital requirements and for general partnership purposes.  The EPE 2007 Revolver offers secured ABR loans (“ABR Loans”) and Eurodollar loans (“Eurodollar Loans”) each having different interest requirements.

ABR Loans bear interest at an alternative base rate (the “Alternative Base Rate”) plus an applicable rate (the “Applicable Rate”).  The Alternative Base Rate is a rate per annum equal to the greater of:  (i) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (ii) the federal funds effective rate in effect on such day plus 0.50%.  The Applicable Rate for ABR Loans will be increased by an applicable margin ranging from 0% to 1.0% per annum.  The Eurodollar Loans bear interest at a “LIBOR rate” (as defined in the August 2007 Credit Agreement) plus the Applicable Rate.  The Applicable Rate for Eurodollar Loans will be increased by an applicable margin ranging from 1.00% to 2.50% per annum.

All borrowings outstanding under Term Loan A will, at Enterprise GP Holdings’ option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof.  Prior to being refinanced in November 2007, borrowings outstanding under Term Loan A-2 were charged interest at the LIBOR rate plus 1.75%. Any amount repaid under the Term Loan A may not be reborrowed.

In November 2007, Enterprise GP Holdings executed a seven-year, $850 million senior secured term loan (“Term Loan B”) in the institutional leveraged loan market. Proceeds from the Term Loan B were used to permanently refinance borrowings outstanding under the partnership’s $850 million Term Loan A-2 that had a maturity date in May 2008. The Term Loan B, which was priced at a discount of 1.0 percent, generally bears interest at LIBOR plus 2.25 percent and is scheduled to mature on November 8, 2014. The Term Loan B is callable for up to one year by the partnership at 101 percent of the principal, and at par thereafter.

The EPE August 2007 Credit Agreement contains various covenants related to Enterprise GP Holdings’ ability to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restricted agreements.  The credit agreement also requires Enterprise GP Holdings to satisfy certain quarterly financial covenants.

Consolidated Debt Obligations of Enterprise Products Partners

The following table summarizes the principal amount of consolidated debt obligations of Enterprise Products Partners at December 31, 2008:

Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due November 2012	$800,000
EPO Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
EPO Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
EPO Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
EPO Senior Notes F, 4.625% fixed-rate, due October 2009 (1)	500,000
EPO Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
EPO Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
EPO Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
EPO Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
EPO Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
EPO Senior Notes L, 6.30%, fixed-rate, due September 2017	800,000
EPO Senior Notes M, 5.65%, fixed-rate, due April 2013	400,000
EPO Senior Notes N, 6.50%, fixed-rate, due January 2019	700,000
EPO Senior Notes O, 9.75% fixed-rate, due January 2014	500,000
EPO Yen Term Loan, 4.93% fixed-rate, due March 2009 (1)	217,596
Petal GO Zone Bonds, variable rate, due August 2037	57,500
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Dixie Revolver, variable rate, due June 2010 (2)	--
Duncan Energy Partners’ Revolver, variable rate, due February 2011	202,000
Duncan Energy Partners’ Term Loan Agreement, variable rate, due December 2011	282,250
Total senior debt obligations of Enterprise Products Partners	7,813,346
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due August 2066	550,000
EPO Junior Notes B, fixed/variable rates, due January 2068	682,700
Total subordinated debt obligations of Enterprise Products Partners	1,232,700
Total principal amount of debt obligations of Enterprise Products Partners	$9,046,046

(1)  In accordance with SFAS 6, "Classification of Short-Term Obligations Expected to be Refinanced," long-term and current maturities of debt reflects the classification of such obligations at December 31, 2008.  With respect to the EPO Yen Term Loan due March 2009 and EPO Senior Notes F due October 2009, EPO has the ability to use available credit capacity under the EPO Revolver to fund repayment of these amounts.
(2)  The Dixie Revolver was terminated in January 2009.

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of Duncan Energy Partners’ revolving credit facility and Term Loan Agreement.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.  EPO’s debt obligations are non-recourse to Enterprise GP Holdings and EPGP.

Letters of credit. At December 31, 2008, there was $1.0 million in standby letters outstanding under Duncan Energy Partners’ Revolver.

EPO Revolver.  This unsecured revolving credit facility currently has a borrowing capacity of $1.75 billion, which replaced an existing $1.25 billion unsecured revolving credit agreement.  Amounts borrowed under the amended and restated credit agreement mature in November 2012, although EPO is permitted, on the maturity date, to convert the principal balance of the revolving loans then outstanding into a non-revolving, one-year term loan (the “term-out option”).  There is no limit on the amount of standby letters of credit that can be outstanding under the amended facility.

As defined by the credit agreement, variable interest rates charged under this facility bear interest at a Eurodollar rate plus an applicable margin.  In addition, EPO is required to pay a quarterly facility fee on each lender’s commitment irrespective of commitment usage.

EPO may increase the amount that may be borrowed under the facility, without the consent of the lenders, by an amount not exceeding $500.0 million by adding to the facility one or more new lenders and/or requesting that the commitments of existing lenders be increased, although none of the existing lenders has agreed to or is obligated to increase its existing commitment. EPO may request unlimited one-year extensions of the maturity date by delivering a written request to the administrative agent, but any such extension shall be effective only if consented to by the required lenders in their sole discretion.

The revolving credit agreement contains various covenants related to EPO’s ability to incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. The loan agreement also requires EPO to satisfy certain financial covenants at the end of each fiscal quarter.  The credit agreement also restricts EPO’s ability to pay cash distributions to Enterprise Products Partners if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid.

EPO 364-Day Revolving Credit Facility.  In November 2008, EPO executed a 364-Day Revolving Credit Agreement (“EPO 364-Day Revolving Credit Facility”) in the amount of $375.0 million.  EPO’s obligations under its 364-Day Revolving Credit Facility are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The EPO 364-Day Revolving Credit Facility will mature on November 16, 2009.  As of December 31, 2008, there were no borrowings outstanding under this credit facility.

The EPO 364-Day Revolving Credit Facility offers the following loans, each having different interest requirements: (i) LIBOR loans bear interest at a rate per annum equal to LIBOR plus the applicable LIBOR margin and (ii) Base Rate loans bear interest each day at a rate per annum equal to the higher of (a) the rate of interest announced by the administrative agent as its prime rate, (b) 0.5% per annum above the Federal Funds Rate in effect on such date , and (c) 1.0% per annum above LIBOR in effect on such date plus, in each case, the applicable Base Rate margin.

The commitments may be increased by an amount not to exceed $1.0 billion by adding one or more new lenders to the facility or increasing the commitments of existing lenders, although none of the existing lenders has agreed to or is obligated to increase its existing commitment. With certain exceptions and after certain time periods, if EPO issues debt with a maturity of more than three years, the lenders’ commitments under the EPO 364-Day Revolving Credit Facility will be reduced to the extent of any debt proceeds, and any outstanding loans in excess of such reduced commitments must be repaid.

EPO Senior Notes B through L. These fixed-rate notes are unsecured obligations of EPO and rank equally with its existing and future unsecured and unsubordinated indebtedness.  They are senior to any future subordinated indebtedness.  EPO’s borrowings under these notes are non-recourse to EPGP.  Enterprise Products Partners has guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee.  The Senior Notes are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

EPO Senior Notes M and N.  In April 2008, EPO issued $400.0 million in principal amount of 5-year senior unsecured notes (“EPO Senior Notes M”) and $700.0 million in principal amount of 10-year senior unsecured notes (“EPO Senior Notes N”) under its universal registration statement.  Senior Notes M were issued at 99.906% of their principal amount, have a fixed interest rate of 5.65% and mature in April 2013.  Senior Notes N were issued at 99.866% of their principal amount, have a fixed interest rate of 6.50% and mature in January 2019.

EPO Senior Notes M pay interest semi-annually in arrears on April 1 and October 1 of each year.  EPO Senior Notes N pay interest semi-annually in arrears on January 31 and July 31 of each year.  Net proceeds from the issuance of EPO Senior Notes M and N were used to temporarily reduce indebtedness outstanding under the EPO Revolver.

EPO Senior Notes M and N rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  EPO’s borrowings under these notes are non-recourse to EPGP.  EPO Senior Notes M and N are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

EPO Senior Notes O. In December 2008, EPO issued $500.0 million in principal amount of 5-year senior unsecured notes (“EPO Senior Notes O”) under its universal registration statement.  EPO Senior Notes O were issued at 100.0% of their principal amount, have a fixed interest rate of 9.75% and mature in January 2014.

EPO Senior Notes O pay interest semi-annually in arrears on January 31 and July 31 of each year, commencing January 31, 2009.  Net proceeds from the issuance of EPO Senior Notes O were used to temporarily reduce indebtedness outstanding under the EPO Revolver.

EPO Senior Notes O rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  EPO’s borrowings under these notes are non-recourse to EPGP.  EPO Senior Notes O are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

EPO Japanese Yen Term Loan. In November 2008, EPO executed the Yen Term Loan in the amount of approximately 20.7 billion yen (approximately $217.6 million U.S. Dollar equivalent on the closing date).  EPO’s obligations under the Yen Term Loan are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The Yen Term Loan will mature on March 30, 2009.

Under the Yen Term Loan, interest accrues on the loan at the Tokyo Interbank Offered Rate (“TIBOR”) plus 2.0%.  EPO entered into foreign exchange currency swaps that effectively convert the TIBOR loan into a U.S. Dollar loan with a fixed interest rate (including the cost of the swaps) through maturity of approximately 4.93%.  As a result, EPO received US$217.6 million net from this transaction.  In addition, EPO executed a forward purchase exchange (yen principal and interest due) for March 30, 2009 at an exchange rate of 94.515 to eliminate foreign exchange risk, resulting in a payment of US$221.6 million on March 30, 2009.  See Note 7 for additional information regarding this forward purchase exchange.

Petal MBFC Loan.  In August 2007, Petal Gas Storage L.L.C. (“Petal”), a wholly owned subsidiary of EPO, entered into a loan agreement and a promissory note with the MBFC under which Petal may borrow up to $29.5 million.  On the same date, the MBFC issued taxable bonds to EPO in the maximum amount of $29.5 million.  As of December 31, 2008, there was $8.9 million outstanding under the loan and the bonds.  EPO will make advances on the bonds to the MBFC and the MBFC will in turn make identical advances to Petal under the promissory note. The promissory note and the taxable bonds have identical terms including fixed interest rates of 5.90% and maturities of fifteen years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act.  Petal may prepay on the promissory note without penalty, and thus cause the bonds to be redeemed, any time after one year from their date of issue.  The loan and bonds are netted in preparing our Consolidated Balance Sheet.  The interest income and expenses are netted in preparing our Statements of Consolidated Operations.

Petal GO Zone Bonds. In August 2007, Petal borrowed $57.5 million from the MBFC pursuant to a loan agreement and promissory note between Petal and the MBFC to pay a portion of the costs of certain natural gas storage facilities located in Petal, Mississippi.  The promissory note between Petal and MBFC is guaranteed by EPO and supported by a letter of credit issued under the EPO Revolver.  On the same date, the MBFC issued $57.5 million in Gulf Opportunity Zone Tax-Exempt (“GO Zone”) bonds to various third parties.  A portion of the GO Zone bond proceeds were being held by a third party trustee and reflected as a component of other assets on our balance sheet.  During 2008, virtually all proceeds from the GO Zone bonds were released by the trustee to fund construction costs associated with the expansion of Enterprise Products Partners’ Petal, Mississippi storage facility. The promissory note and the GO Zone bonds have identical terms including floating interest rates and maturities of 30 years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act and the Gulf Opportunity Zone Act of 2005.

Pascagoula MBFC Loan.  In connection with the construction of a natural gas processing plant located in Mississippi in 2000, EPO entered into a ten-year fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”).  This loan is subject to a make-whole redemption right.  The Pascagoula MBFC Loan contains certain covenants including the maintenance of appropriate levels of insurance on the processing plant.

The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s declines below Baa3 in combination with Enterprise Products Partners’ credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest, would become immediately due and payable 120 days following such event.  If such an event occurred, EPO would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support our obligation under this loan.

Dixie Revolver.   Dixie’s debt obligation consisted of a senior, unsecured revolving credit facility having a borrowing capacity of $28.0 million.  As of December 31, 2008, there were no debt obligations outstanding under the Dixie Revolver.  This credit facility was terminated in January 2009.  EPO consolidated the debt of Dixie.

Variable interest rates charged under this facility generally bore interest, at Dixie’s election at the time of each borrowing, at either (i) a Eurodollar rate plus an applicable margin or (ii) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus 0.5%.

Duncan Energy Partners’ Revolver.  In February 2007, Duncan Energy Partners entered into a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans (as defined in the credit agreement).  Letters of credit outstanding under this credit facility reduce the amount available for borrowing.  The $300.0 million borrowing capacity under this agreement may be increased to $450.0 million under certain conditions.  The maturity date of this credit facility is February 2011; however, Duncan Energy Partners may request up to two one-year extensions of the maturity date (subject to certain conditions).

EPO consolidates the debt of Duncan Energy Partners; however, EPO does not have the obligation to make interest or debt payments with respect to Duncan Energy Partners’ debt.  At the closing of its initial public offering in February 2007, Duncan Energy Partners borrowed $200.0 million under this credit facility to fund a $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs.

Variable interest rates charged under this facility generally bear interest, at Duncan Energy Partners’ election at the time of each borrowing, at either (i) a Eurodollar rate, plus an applicable margin (as defined in the credit agreement) or (ii) the greater of (a) the lender’s base rate as defined in the agreement or (b) the Federal Funds Effective Rate plus 0.5%.

The revolving credit agreement contains various covenants related to Duncan Energy Partners’ ability to, among other things, incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments.  In addition, the revolving credit agreement restricts Duncan Energy Partners’ ability to pay cash distributions to EPO and its public unitholders if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid.  Duncan Energy Partners must also satisfy certain financial covenants at the end of each fiscal quarter.

Duncan Energy Partners’ Term Loan Agreement.  In April 2008, Duncan Energy Partners entered into a standby term loan agreement with certain lenders consisting of commitments for up to a $300.0 million senior unsecured term loan (the “Duncan Energy Partners’ Term Loan Agreement”).  Subsequently, commitments under this agreement decreased to $282.3 million due to bankruptcy of one of the lenders. In December 2008, Duncan Energy Partners borrowed the full amount available under this loan agreement to fund cash consideration due Enterprise Products Partners in connection with an asset dropdown transaction.

Loans under the term loan agreement are due and payable on December 8, 2011. Duncan Energy Partners may also prepay loans under the term loan agreement at any time, subject to prior notice in accordance with the credit agreement. Loans may also be payable earlier in connection with an event of default.

Loans under the term loan agreement bear interest of the type specified in the applicable borrowing request, and consist of either Alternate Base Rate (“ABR”) loans or Eurodollar loans.  The term loan agreement contains customary affirmative and negative covenants.

EPO Junior Notes A.  In the third quarter of 2006, EPO issued $550.0 million in principal amount of fixed/floating subordinated notes due August 2066 (“EPO Junior Notes A”).  Proceeds from this debt offering were used to temporarily reduce borrowings outstanding under the EPO Revolver and for general partnership purposes.  These notes are unsecured obligations of EPO and are subordinated to its existing and future unsubordinated indebtedness.  EPO’s payment obligations under the Junior Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture agreement).

The indenture agreement governing the Junior Notes allows EPO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions.  The indenture agreement also provides that, unless (i) all deferred interest on the Junior Notes has been paid in full as of the most recent applicable interest payment dates, (ii) no event of default under the indenture agreement has occurred and is continuing and (iii) Enterprise Products Partners is not in default of its obligations under related guarantee agreements, neither Enterprise Products Partners nor EPO may declare or make any distributions to any of their respective equity security holders or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the Junior Notes .

In connection with the issuance of EPO Junior Notes A, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as defined in the underlying documents) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase such Junior Notes unless such redemption or repurchase is made using proceeds from the issuance of certain securities.

The EPO Junior Notes A bear interest at a fixed annual rate of 8.375% from July 2006 to August 2016, payable semi-annually in commencing in February 2007.  After August 2016, the notes will bear variable rate interest based on the 3-month LIBOR for the related interest period plus 3.708%, payable quarterly commencing in November 2016.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions.  The EPO Junior Notes A mature in August 2066 and are not redeemable by EPO prior to August 2016 without payment of a make-whole premium.

 EPO Junior Notes B.  EPO issued $700.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due January 2068 (“EPO Junior Notes B”) during the second quarter of 2007.  EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolver and for general partnership purposes.  EPO’s payment obligations under EPO Junior Notes B are subordinated to all of its current and future senior indebtedness (as defined in the Indenture Agreement).  Enterprise Products Partners has guaranteed repayment of amounts due under EPO Junior Notes B through an unsecured and subordinated guarantee.

The indenture agreement governing EPO Junior Notes B allows EPO to defer interest payments on one or more occasions for up to ten consecutive years subject to certain conditions.  During any period in which interest payments are deferred and subject to certain exceptions, neither Enterprise Products Partners nor EPO can declare or make any distributions to any of its respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the EPO Junior Notes B.  EPO Junior Notes B rank pari passu with the Junior Subordinated Notes A due August 2066.

The EPO Junior Notes B will bear interest at a fixed annual rate of 7.034% from May 2007 to January 2018, payable semi-annually in arrears in January and July of each year, which commenced in January 2008.  After January 2018, the EPO Junior Notes B will bear variable rate interest at the greater of (1) the sum of the 3-month LIBOR for the related interest period plus a spread of 268 basis points or (2) 7.034% per annum, payable quarterly in arrears in January, April, July and October of each year commencing in April 2018.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions.  The EPO Junior Notes B mature in January 2068 and are not redeemable by EPO prior to January 2018 without payment of a make-whole premium.

In connection with the issuance of EPO Junior Notes B, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as named therein) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase such junior notes on or before January 15, 2038 unless such redemption or repurchase is made from the proceeds of issuance of certain securities.

During the fourth quarter of 2008, EPO retired $17.3 million of its Junior Notes B for $10.2 million.  The $7.1 million gain on extinguishment of debt is included in “Other, net” on our Condensed Statement of Consolidated Operations for the year ended December 31, 2008.

Canadian Revolver.  In May 2007, Canadian Enterprise Gas Products, Ltd. (“Canadian Enterprise”), a wholly-owned subsidiary of EPO, entered into a $30.0 million Canadian revolving credit facility (“Canadian Revolver”) with The Bank of Nova Scotia.  The Canadian Revolver, which includes the issuance of letters of credit, matures in October 2011.  Letters of credit outstanding under this facility reduce the amount available for borrowings.

Borrowings may be made in Canadian or U.S. dollars.  Canadian denominated borrowings may be comprised of Canadian Prime Rate (“CPR”) loans or Bankers’ Acceptances and U.S. denominated borrowings may be comprised of ABR or Eurodollar loans, each having different interest rate requirements.  CPR loans bear interest at a rate determined by reference to the Canadian Prime Rate.  ABR loans bear interest at a rate determined by reference to an alternative base rate as defined in the credit agreement.  Eurodollar loans bear interest at a rate determined by the LIBOR plus an applicable rate as defined in the credit agreement.  Bankers’ Acceptances carry interest at the rate for Canadian bankers’ acceptances plus an applicable rate as defined in the credit agreement.

The Canadian Revolver contains customary covenants and events of default.  The restrictive covenants limit Canadian Enterprise from materially changing the nature of its business or operations, dissolving, or completing mergers.  A continuing event of default would accelerate the maturity of amounts borrowed under the credit facility.  The obligations under the credit facility are guaranteed by EPO.  As of December 31, 2008 there were no borrowings outstanding under this credit facility.

Consolidated Debt Obligations of TEPPCO

The following table summarizes the principal amount of consolidated debt obligations of TEPPCO at December 31, 2008:

Senior debt obligations of TEPPCO:
TEPPCO Revolver, variable rate, due December 2012	$516,653
TEPPCO Senior Notes, 7.625% fixed rate, due February 2012	500,000
TEPPCO Senior Notes, 6.125% fixed rate, due February 2013	200,000
TEPPCO Senior Notes, 5.90% fixed rate, due April 2013	250,000
TEPPCO Senior Notes, 6.65% fixed rate, due April 2018	350,000
TEPPCO Senior Notes, 7.55% fixed rate, due April 2038	400,000
TE Products Senior Notes, 6.45% fixed-rate, due January 2008	--
TE Products Senior Notes, 7.51% fixed-rate, due January 2028	--
Total senior debt obligations of TEPPCO	2,216,653
Subordinated debt obligations of TEPPCO:
TEPPCO Junior Subordinated Notes, fixed/variable rates, due June 2067	300,000
Total principal amount of debt obligations of TEPPCO	$2,516,653

TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. (collectively, the “Subsidiary Guarantors”) act as guarantors of TEPPCO’s senior notes and revolver.  The Subsidiary Guarantors also act as guarantors, on a junior subordinated basis, of TEPPCO’s junior subordinated notes. TEPPCO’s debt obligations are non-recourse to Enterprise GP Holdings and TEPPCO GP.

TEPPCO Revolver. This unsecured revolving credit facility has a borrowing capacity of $950.0 million.  In July 2008, commitments under TEPPCO’s facility were increased from $700.0 million to $950.0 million.  This credit facility matures in December 2012, but TEPPCO may request unlimited extensions of the maturity date subject to certain conditions.  There is no limit on the total amount of standby letters of credit that can be outstanding under this credit facility.

Variable interest rates charged under this facility generally bear interest, at TEPPCO’s election at the time of each borrowing, at either (i) a LIBOR plus an applicable margin (as defined in the credit agreement) or (ii) the lender’s base rate as defined in the agreement.

The revolving credit agreement contains various covenants related to TEPPCO’s ability to, among other things, incur certain indebtedness; grant certain liens; make certain distributions; engage in specified transactions with affiliates; and enter into certain merger or consolidation transactions.  TEPPCO must also satisfy certain financial covenants at the end of each fiscal quarter.

TEPPCO Short-Term Credit Facility.  At December 31, 2007, TEPPCO had in place an unsecured short term credit agreement (the “TEPPCO Short-Term Credit Facility”) with a borrowing capacity of $1.00 billion.  During the first quarter of 2008, TEPPCO borrowed $1.00 billion under this credit agreement to finance the retirement of the TE Products’ senior notes, the acquisition of two marine service businesses and for other general partnership purposes.  In March 2008, TEPPCO repaid amounts borrowed under this credit agreement, using proceeds from its senior notes offering, and terminated the facility.

The following table summarizes TEPPCO’s borrowing and repayment activity under this credit agreement during the first quarter of 2008:

Borrowings, January 2008 (1)	$355,000
Borrowings, February 2008 (2)	645,000
Repayments, March 2008	(1,000,000)
Balance, March 27, 2008 (3)	$--

(1)  Funds borrowed to finance the retirement of TE Products’ senior notes.
(2)  Funds borrowed to finance TEPPCO’s marine services acquisitions and for general partnership purposes.
(3)  TEPPCO’s Short Term Credit Facility was terminated on March 27, 2008 upon full repayment of borrowings thereunder.

TEPPCO Senior Notes.  In February 2002 and January 2003, TEPPCO issued its 7.625% Senior Notes and 6.125% Senior Notes, respectively.  In March 2008, TEPPCO sold $250.0 million in principal amount of 5-year senior unsecured notes, $350.0 million in principal amount of 10-year senior unsecured notes and $400.0 million in principal amount of 30-year senior unsecured notes.  The 5-year senior notes were issued at 99.922% of their principal amount, have a fixed interest rate of 5.90%, and mature in April 2013.  The 10-year senior notes were issued at 99.640% of their principal amount, have a fixed interest rate of 6.65%, and mature in April 2018.  The 30-year senior notes were issued at 99.451% of their principal amount, have a fixed interest rate of 7.55%, and mature in April 2038.

The senior notes issued in March 2008 pay interest semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2008.  Net proceeds from the issuance of these notes were used to repay and terminate the TEPPCO Short-Term Credit Facility.  The notes issued in March 2008 rank pari passu with TEPPCO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any future subordinated indebtedness of TEPPCO.

The TEPPCO Senior Notes are subject to make-whole redemption rights and are redeemable at any time at TEPPCO’s option. The indenture agreements governing these notes contain certain covenants, including, but not limited to the creation of liens securing indebtedness and sale and leaseback transactions.  However, the indentures do not limit TEPPCO’s ability to incur additional indebtedness.

TE Products Senior Notes. In January 1998, TE Products issued its 6.45% Senior Notes due January 2008 and 7.51% Senior Notes due January 2028.  In January 2008, the 6.45% TE Products Senior Notes matured.  The $180.0 million principal amount was repaid with borrowings under TEPPCO’s Short-Term Credit Facility.  In October 2007 a portion of the 7.51% Senior Notes was redeemed and in January 2008 the remaining $175.0 million was redeemed at a redemption price of 103.755% of the principal amount plus accrued interest and unpaid interest at the date of redemption. The $175.0 million principal amount was repaid with borrowings under TEPPCO’s Short-Term Credit Facility.

TEPPCO Junior Subordinated Notes.  In May 2007, TEPPCO sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“TEPPCO Junior Subordinated Notes”).  TEPPCO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolver and for general partnership purposes.  The payment obligations under the TEPPCO Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture).

The indenture governing the TEPPCO Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the TEPPCO Junior Subordinated Notes.  The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions.  During any period in which interest payments are deferred and subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions to any of its respective equity securities and (ii) neither TEPPCO nor the Subsidiary Guarantors can make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the TEPPCO Junior Subordinated Notes.

The TEPPCO Junior Subordinated Notes bear interest at a fixed annual rate of 7.0% from May 2007 to June 1, 2017, payable semi-annually in arrears.  After June 1, 2017, the TEPPCO Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR for the related interest period plus 2.7775%, payable quarterly in arrears.  The TEPPCO Junior Subordinated Notes mature in June 2067.  The TEPPCO Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest.  The TEPPCO Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.

In connection with the issuance of the TEPPCO Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a Replacement Capital Covenant in favor of holders (as provided therein) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that it would not redeem or repurchase the TEPPCO Junior Subordinated Notes on or before June 1, 2037, unless such redemption or repurchase is from proceeds of issuance of certain securities.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at December 31, 2008.

Information regarding variable interest rates paid

The following table presents the range of interest rates and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the year ended December 31, 2008.

	Range of	Weighted-Average
	Interest Rates	Interest Rate
	Paid	Paid
EPE Revolver	2.91% to 6.99%	4.62%
EPE Term Loan A	3.14% to 6.99%	4.57%
EPE Term Loan B	4.02% to 7.49%	5.68%
EPO Revolver	0.97% to 6.00%	3.54%
Dixie Revolver	0.81% to 5.50%	3.20%
Petal GO Zone Bonds	0.78% to 7.90%	2.24%
Duncan Energy Partners’ Revolver	1.30% to 6.20%	4.25%
Duncan Energy Partners’ Term Loan Agreement	2.93% to 2.93%	2.93%
TEPPCO Revolver	1.06% to 2.24%	1.40%
TEPPCO Short-Term Credit Facility	3.59% to 4.96%	4.02%

Consolidated debt maturity table

The following table presents scheduled maturities of our consolidated debt obligations for the next five years, and in total thereafter.

2009	$--
2010	562,500
2011	942,750
2012	2,786,749
2013	1,208,500
Thereafter	7,139,200
Total scheduled principal payments	$12,639,699

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at December 31, 2008.

Debt Obligations of Unconsolidated Affiliates

Enterprise Products Partners has two unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations.  The following table shows (i) the ownership interest in each entity at December 31, 2008, (ii) total debt of each unconsolidated affiliate at December 31, 2008 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt.

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Poseidon (1)	36.0%	$109,000	$--	$--	$109,000	$--	$--	$--
Evangeline (1)	49.5%	15,650	5,000	3,150	7,500	--	--	--
Centennial (2)	50.0%	129,900	9,900	9,100	9,000	8,900	8,600	84,400
Total		$254,550	$14,900	$12,250	$125,500	$8,900	$8,600	$84,400

(1) Denotes an unconsolidated affiliate of Enterprise Products Partners. (2) Denotes an unconsolidated affiliate of TEPPCO.

The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants.  These businesses were in compliance with such covenants at December 31, 2008.  The credit agreements of these unconsolidated affiliates restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

The following information summarizes the significant terms of the debt obligations of these unconsolidated affiliates at December 31, 2008:

Poseidon.  Poseidon has a $150.0 million variable-rate revolving credit facility that matures in May 2011.  This credit agreement is secured by substantially all of Poseidon’s assets.  The variable interest rate charged on this debt at December 31, 2008 was 4.31%.

Evangeline.   At December 31, 2008, Evangeline’s debt obligations consisted of (i) $8.2 million of 9.90% fixed-rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable. The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract and by a debt service reserve requirement.  Scheduled principal repayments on the Series B notes are $5.0 million in 2009 with a final repayment in 2010 of approximately $3.2 million.

Evangeline incurred the subordinated note payable as a result of its acquisition of a contract-based intangible asset in the early 1990s. This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the subordinated note until such time as the Series B noteholders are either fully cash secured through debt service accounts or have been completely repaid.

Variable rate interest accrues on the subordinated note at a Eurodollar rate plus 0.5%.  The variable interest rate charged on this note at December 31, 2008 was 3.20%.  Accrued interest payable related to the subordinated note was $9.8 million at December 31, 2008.

Centennial.   At December 31, 2008, Centennial’s debt obligations consisted of $129.9 million borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.

TE Products and its joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations.  If Centennial defaults on its debt obligations, the estimated payment obligation for TE Products is $65.0 million.  At December 31, 2008, TE Products had recognized a liability of $9.0 million for its share of the Centennial debt guaranty.

Note 14.  Member’s Equity

At December 31, 2008, member’s equity consisted of the capital account of Dan Duncan LLC and accumulated other comprehensive loss.  Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter.  No distributions have been made to date.  The capital account balance of Dan Duncan LLC was nominal at December 31, 2008.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss primarily includes the effective portion of the gain or loss on financial instruments designated and qualified as a cash flow hedge, foreign currency adjustments and Dixie’s minimum pension liability adjustments.  Amounts accumulated in other comprehensive loss from cash flow hedges are reclassified into earnings in the same period(s) in which the hedged forecasted transactions (such as a forecasted forward sale of NGLs) affect earnings.  If it becomes probable that the forecasted transaction will not occur, the net gain or loss in accumulated other comprehensive loss must be immediately reclassified.   See Note 7 for additional information regarding our financial instruments and related hedging activities.

The following table summarizes transactions affecting our accumulated other comprehensive loss.

						Proportionate
	Cash Flow Hedges					Share of	Accumulated
		Interest		Foreign	Pension	OCI from	Other
	Commodity	Rate	Foreign	Currency	And	Energy	Comprehensive
	Financial	Financial	Currency	Translation	Postretirement	Transfer	Loss
	Instruments	Instruments	Hedges	Adjustment	Plans	Equity	Balance
Balance, December 31, 2007	$(40,271)	$1,048	$1,308	$1,200	$588	$(3,848)	$(39,975)
Net commodity financial instrument gains during period	(73,816)	--	--	--	--	--	(73,816)
Net interest rate financial instrument gains during period	--	(68,123)	--	--	--	--	(68,123)
Amortization of cash flow financing hedges	--	515	--	--	--	--	515
Change in funded status of pension and postretirement plans, net of tax	--	--	--	--	(1,339)	--	(1,339)
Foreign currency hedge gain	--	--	9,286	--	--	--	9,286
Foreign currency translation adjustment	--	--	--	(2,501)	--	--	(2,501)
Proportionate share of other comprehensive income of Energy Transfer Equity	--	--	--	--	--	(9,875)	(9,875)
Balance, December 31, 2008	$(114,087)	$(66,560)	$10,594	$(1,301)	$(751)	$(13,723)	$(185,828)

Note 15.  Related Party Transactions

The following table summarizes our accounts receivable and accounts payable with related parties as of December 31, 2008:

Accounts receivable - related parties
EPCO and affiliates	$172
Total	$172

Accounts payable - related parties
EPCO and affiliates	$14,154
Cenac and affiliates	3,430
Total	$17,584

Investments in and advances to unconsolidated affiliates (1)
Energy Transfer Equity and affiliates	$34,851
Other unconsolidated affiliates	(279)
Total	$34,572

(1) Net accounts receivable (payable) with unconsolidated affiliates is reclassified to "Investments in and advances to unconsolidated affiliates" on our Consolidated Balance Sheet.

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which includes the following significant entities that are not part of our consolidated group of companies:
▪	EPCO and its consolidated private company subsidiaries; and

▪	the Employee Partnerships (see Note 5).

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP.  At December 31, 2008, EPCO and its private company affiliates beneficially owned 108,287,968 (or 77.8%) of Enterprise GP Holdings’ outstanding units and 100% of its general partner, EPE Holdings.  In addition, at December 31, 2008, EPCO and its affiliates beneficially owned 152,506,527 (or 34.5%) of Enterprise Products Partners’ common units, including 13,670,925 common units owned by Enterprise GP Holdings.  At December 31, 2008, EPCO and its affiliates beneficially owned 17,073,315 (or 16.3%) of TEPPCO’s common units, including the 4,400,000 common units owned by Enterprise GP Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP.  The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners.  The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO.  The executive officers and certain of the directors of EPGP, TEPPCO GP, and EPE Holdings are employees of EPCO.

Enterprise GP Holdings, EPE Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations.  EPCO and its private company affiliates received directly from us $439.8 million in cash distributions during the year ended December 31, 2008.

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

An affiliate of EPCO provides us trucking services for the transportation of NGLs and other products. In addition, we lease office space in various buildings from affiliates of EPCO.  The rental rates in these lease agreements approximate market rates.

EPCO Administrative Services Agreement.  We have no employees.  All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  Enterprise Products Partners and its general partner, Enterprise GP Holdings and EPE Holdings, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA.  The Audit Conflicts and Governance Committees of each general partner have approved the ASA.  The significant terms of the ASA are as follows:

▪
EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our business, properties and assets (in accordance with prudent industry practices).  EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

▪
We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO).  In addition, we have agreed to pay all sales, use, and excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

▪	EPCO will allow us to participate as a named insured in its overall insurance program with the associated premiums and other costs being allocated to us.

Under the ASA, EPCO subleases to Enterprise Products Partners (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to Enterprise Products Partners its purchase option under such leases (the “retained leases”).  EPCO remains liable for the actual cash lease payments associated with these agreements.  Enterprise Products Partners records the full value of these payments made by EPCO on Enterprise Products Partners’ behalf as a non-cash related party operating lease expense, with the offset to partners’ equity accounted for as a general contribution to its partnership.  Enterprise Products Partners exercised its election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million.  Should Enterprise Products Partners decide to exercise the purchase option associated with the remaining agreement, it would pay the original lessor $3.1 million in June 2016.

Since the vast majority of such expenses are charged to us on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a stand alone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

The ASA also addresses potential conflicts that may arise among parties to the agreement, including (i) Enterprise Products Partners and EPGP; (ii) Duncan Energy Partners and DEP GP; (iii) Enterprise GP Holdings and EPE Holdings; and (iv) the EPCO Group, which includes EPCO and its affiliates (but does not include the aforementioned entities and their controlled affiliates). The ASA provides, among other things, that:

▪
If a business opportunity to acquire “equity securities” (as defined) is presented to the EPCO Group; Enterprise Products Partners and EPGP; Duncan Energy Partners and DEP GP; or Enterprise GP Holdings and EPE Holdings, then Enterprise GP Holdings will have the first right to pursue such opportunity.  The term “equity securities” is defined to include:

▪
general partner interests (or securities which have characteristics similar to general partner interests) and IDRs or similar rights in publicly traded partnerships or interests in persons that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

▪
IDRs and limited partner interests (or securities which have characteristics similar to IDRs or limited partner interests) in publicly traded partnerships or interest in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to desire to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, EPGP and DEP GP that Enterprise GP Holdings has abandoned the pursuit of such business opportunity.  In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100.0 million, the decision to decline the acquisition will be made by the chief executive officer of EPE Holdings after consultation with and subject to the approval of the Audit, Conflicts and Governance (“ACG”) Committee of EPE Holdings.  If the purchase price is reasonably likely to be less than such threshold amount, the chief executive officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, EPGP and DEP GP, Enterprise Products Partners will have the second right to pursue such acquisition either for it or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners.  In the event that Enterprise Products Partners affirmatively directs the opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such acquisition.  Enterprise Products Partners will be presumed to desire to acquire the equity securities until such time as EPGP advises the EPCO Group and DEP GP that Enterprise Products Partners has abandoned the pursuit of such acquisition.  In determining whether or not to pursue the acquisition of the equity securities, Enterprise Products Partners will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing EPGP’s chief executive officer and ACG Committee.  In the event Enterprise Products Partners abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEP GP, the EPCO Group may pursue the acquisition or offer the opportunity to TEPPCO, TEPPCO GP or their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

▪
If any business opportunity not covered by the preceding bullet point (i.e. not involving equity securities) is presented to the EPCO Group, EPGP, EPE Holdings or Enterprise GP Holdings, then Enterprise Products Partners will have the first right to pursue such opportunity or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners.  Enterprise Products Partners will be presumed to desire to pursue the business opportunity until such time as EPGP advises the EPCO Group, EPE Holdings and DEP GP that Enterprise Products Partners has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100.0 million, any decision to decline the business opportunity will be made by the chief executive officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP.  If the purchase price or cost is reasonably likely to be less than such threshold amount, the chief executive officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee.  In the event that Enterprise Products Partners affirmatively directs the business opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such business opportunity.  In the event that Enterprise Products Partners abandons the business opportunity for itself and for Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEP GP, Enterprise GP Holdings will have the second right to pursue such business opportunity, and will be presumed to desire to do so, until such time as EPE Holdings shall have determined to abandon the pursuit of such opportunity in accordance with the procedures described above, and shall have advised the EPCO Group that we have abandoned the pursuit of such acquisition.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, the EPCO Group may either pursue the business opportunity or offer the business opportunity to a private company affiliate of EPCO or TEPPCO and TEPPCO GP without any further obligation to any other party or offer such opportunity to other affiliates.

None of the EPCO Group, EPGP, Enterprise Product Partners, DEP GP, Duncan Energy Partners, EPE Holdings or Enterprise GP Holdings have any obligation to present business opportunities to TEPPCO or TEPPCO GP.  Likewise, TEPPCO and TEPPCO GP have no obligation to present business opportunities to the EPCO Group, EPGP, Enterprise Products Partners, DEP GP, Duncan Energy Partners, EPE Holdings or Enterprise GP Holdings.

The ASA was amended on January 30, 2009 to provide for the cash reimbursement by TEPPCO, Enterprise Products Partners, Duncan Energy Partners and Enterprise GP Holdings to EPCO of distributions of cash or securities, if any, made by TEPPCO Unit II or EPCO Unit to their respective Class B limited partners.  The ASA amendment also extended the term under which EPCO provides services to the partnership entities from December 2010 to December 2013 and made other updating and conforming changes.

Employee Partnerships. EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in such partnerships.  Certain EPCO employees who work on behalf of us and EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution.  The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitles each holder to participate in the appreciation in value of Enterprise GP Holdings’ units, Enterprise Products Partners’ common units and TEPPCO’s common units.  See Note 5 for additional information regarding the Employee Partnerships.

Relationships with Unconsolidated Affiliates

Many of our unconsolidated affiliates perform supporting or complementary roles to our other business operations.  Since we and our affiliates hold ownership interests in these entities and directly or indirectly benefit from our related party transactions with such entities, they are presented here.

The following information summarizes significant related party transactions with our current unconsolidated affiliates:

▪
Enterprise Products Partners sells natural gas to Evangeline, which, in turn, uses the natural gas to satisfy supply commitments it has with a major Louisiana utility.  In addition, Duncan Energy Partners furnished $1.0 million in letters of credit on behalf of Evangeline at December 31, 2008.

▪
Enterprise Products Partners pays Promix for the transportation, storage and fractionation of NGLs.  In addition, Enterprise Products Partners sells natural gas to Promix for its plant fuel requirements.

▪	We perform management services for certain of our unconsolidated affiliates.

▪
TEPPCO’s significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and rental expense related to the lease of pipeline capacity on Centennial.

▪
Enterprise Products Partners has a long-term sales contract with a consolidated subsidiary of ETP.  In addition, Enterprise Products Partners and another subsidiary of ETP transport natural gas on each other’s systems and share operating expenses on certain pipelines.  A subsidiary of ETP also sells natural gas to Enterprise Products Partners.

Relationship with Duncan Energy Partners

In September 2006, Duncan Energy Partners, a consolidated subsidiary of Enterprise Products Partners, was formed to acquire, own, and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO.  On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of approximately $291.0 million.  On this same date, Enterprise Products Partners contributed 66.0% of its equity interests in certain of its subsidiaries to Duncan Energy Partners.  Enterprise Products Partners retained the remaining 34.0% equity interests in the subsidiaries.  As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of net proceeds from its initial public offering to Enterprise Products Partners (along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners).

On December 8, 2008, Enterprise Products Partners contributed additional equity interests in certain of its subsidiaries to Duncan Energy Partners.  As consideration for the contribution, Enterprise Products Partners received $280.5 million in cash and 37,333,887 Class B units of Duncan Energy Partners, having a market value of $449.5 million.  The Class B units automatically converted on a one-to-one basis to common units of Duncan Energy Partners on February 1, 2009.

At December 31, 2008, Enterprise Products Partners owned 74.1% of Duncan Energy Partners’ limited partner interests and all of its general partner interest.

Enterprise Products Partners has continued involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys natural gas from and sells natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas.

EPCO and its affiliates, including Enterprise Products Partners and TEPPCO, may contribute or sell other equity interests and assets to Duncan Energy Partners.  EPCO and its affiliates have no obligation or commitment to make such contributions or sales to Duncan Energy Partners.

Relationship with Cenac

In connection with TEPPCO’s marine services acquisition in February 2008, Cenac and affiliates became a related party of TEPPCO due to its ownership of TEPPCO common units and other considerations.  TEPPCO entered into a transitional operating agreement with Cenac in which TEPPCO’s fleet of acquired tow boats and tank barges will continue to be operated by employees of Cenac for a period of up to two years following the acquisition.  Under this agreement, TEPPCO pays Cenac a monthly operating fee and reimburses Cenac for personnel salaries and related employee benefit expenses, certain repairs and maintenance expenses and insurance premiums on the equipment.

Note 16.  Income Taxes

Our provision for income taxes relates primarily to federal and state income taxes of Seminole and Dixie, our two largest corporations subject to such income taxes.  In addition, with the amendment of the Texas Margin Tax in 2006, we have become a taxable entity in the state of Texas.

Significant components of deferred tax liabilities and deferred tax assets as of December 31, 2008 are as follows:

Deferred tax assets:
Net operating loss carryovers	$26,311
Property, plant and equipment	753
Credit carryover	26
Charitable contribution carryover	20
Employee benefit plans	2,631
Deferred revenue	964
Reserve for legal fees and damages	289
Equity investment in partnerships	596
AROs	76
Accruals and other	900
Total deferred tax assets	32,566
Valuation allowance	(3,932)
Net deferred tax assets	28,634
Deferred tax liabilities:
Property, plant and equipment	92,899
Other	52
Total deferred tax liabilities	92,951
Total net deferred tax liabilities	$(64,317)

Current portion of total net deferred tax assets	$1,397
Long-term portion of total net deferred tax liabilities	$(65,714)

We had net operating loss carryovers of $26.3 million at December 31, 2008.  These losses expire in various years between 2009 and 2028 and are subject to limitations on their utilization.  We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.  The valuation allowance was $3.9 million at December 31, 2008, and serves to reduce the recognized tax benefit associated with carryovers of our corporate entities to an amount that will, more likely than not, be realized.  We have deferred tax liabilities on property plant and equipment of $92.9 million at December 31, 2008.

On May 18, 2006, the State of Texas enacted House Bill 3 which revised the pre-existing state franchise tax.  In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax, including previously non-taxable entities such as limited liability companies, limited partnerships and limited liability partnerships.  The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70.0% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.

Although the bill states that the Revised Texas Franchise Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses.  Due to the enactment of the Revised Texas Franchise Tax, we recorded a net deferred tax liability of $0.9 million during the year ended December 31, 2008.

Note 17.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation relating to our normal business activities, including regulatory and environmental matters.  Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities.  We are not aware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position.

Parent Company matters.  In February 2008, Joel A. Gerber, a purported unitholder of Enterprise GP Holdings, filed a derivative complaint on behalf of Enterprise GP Holdings in the Court of Chancery of the State of Delaware.  The complaint names as defendants EPE Holdings; the Board of Directors of EPE Holdings; EPCO; and Dan L. Duncan and certain of his affiliates.  Enterprise GP Holdings is named as a nominal defendant. The complaint alleges that the defendants, in breach of their fiduciary duties to Enterprise GP Holdings and its unitholders, caused Enterprise GP Holdings to purchase in May 2007 the TEPPCO GP membership interests and TEPPCO common units from Mr. Duncan’s affiliates at an unfair price.  The complaint also alleges that Charles E. McMahen, Edwin E. Smith and Thurmon Andress, constituting the three members of EPE Holdings’ ACG Committee, cannot be considered independent because of their relationships with Mr. Duncan.  The complaint seeks relief (i) awarding damages for profits allegedly obtained by the defendants as a result of the alleged wrongdoings in the complaint and (ii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  Management believes this lawsuit is without merit and intends to vigorously defend against it.  For information regarding our relationship with Mr. Duncan and his affiliates, see Note 15.

Enterprise Products Partners’ matters.  In February 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the U.S. Department of Justice (“DOJ”) related to an ammonia release in Kingman County, Kansas in October 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”) and a previous release of ammonia in September 2004 from the same pipeline. EPO was the operator of this pipeline until July 1, 2008. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO for the civil matter.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on Enterprise Products Partners’ consolidated financial position.

In October 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas.  The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on Enterprise Products Partners’ consolidated financial position.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”).  In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility.  It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against Enterprise Products Partners and others in April 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures. Defendants and the State agreed to certain stipulations that, among other things, require Enterprise Products Partners to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  Enterprise Products Partners has complied with the stipulations and the State has dismissed the portions of the compliant seeking the temporary restraining order and injunction.  The State has not yet assessed penalties and we are unable to predict the amount of penalties that may be assessed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

In January 2009, the State of New Mexico filed suit in District Court in Santa Fe County, New Mexico, under the New Mexico Air Quality Control Act.  The lawsuit arose out of a February 27, 2008 Notice Of Violation issued to Marathon as operator of the Indian Basin natural gas processing facility located in Eddy County, New Mexico.  Enterprise Products Partners owns a 40.0% undivided interest in the assets comprising the Indian Basin facility.  The State alleges violations of its air laws, and Marathon believes there has been no adverse impact to public health or the environment, having implemented voluntary emission reduction measures over the years.  The State seeks penalties above $100,000.  Marathon continues to work with the State to determine if resolution of the case is possible.

TEPPCO matters. In September 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. In July 2007, Mr. Brinkerhoff filed an amended complaint.  The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s IDRs in exchange for TEPPCO common units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  Pre-trial discovery in this proceeding is underway. We believe that the outcome of this lawsuit will not have a material effect on TEPPCO’s financial position.

Energy Transfer Equity matters.  In July 2007, ETP announced that it was under investigation by the Commodity Futures Trading Commission (“CFTC”) with respect to whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the time of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodity financial instrument positions and from certain index-priced physical gas purchases in the Houston Ship Channel market.  In March 2008, ETP entered into a consent order with the CFTC.  Pursuant to this consent order, ETP agreed to pay the CFTC $10.0 million and the CFTC agreed to release ETP and its affiliates, directors and employees from all claims or causes of action asserted by the CFTC in this proceeding. ETP neither admitted nor denied the allegations made by the CFTC in this proceeding. The settlement was paid in March 2008.

In July 2007, ETP announced that it was also under investigation by the FERC for the same matters noted in the CFTC proceeding described above.  The FERC is also investigating certain of ETP’s intrastate transportation activities.  The FERC’s actions against ETP also included allegations related to its Oasis pipeline, which is an intrastate pipeline that transports natural gas between the Waha and Katy hubs in Texas.  The Oasis pipeline transports interstate natural gas pursuant to NGPA Section 311 authority, and is subject to FERC-approved rates, terms and conditions of service.  The allegations related to the Oasis pipeline included claims that the pipeline violated NGPA regulations from January 2004 through June 2006 by granting undue preference to ETP’s affiliates for interstate NGPA Section 311 pipeline service to the detriment of similarly situated non-affiliated shippers and by charging in excess of the FERC-approved maximum lawful rate for interstate NGPA Section 311 transportation.

In July 2007, the FERC announced that it was taking preliminary action against ETP and proposed civil penalties of $97.5 million and disgorgement of profits, plus interest, of $70.1 million.  In October 2007, ETP filed a response with the FERC refuting the FERC’s claims as being fundamentally flawed and requested a dismissal of the FERC’s proceedings.  In February 2008, the FERC staff recommended an increase in the proposed civil penalties of $25.0 million and disgorgement of profits of $7.3 million. The total amount of civil penalties and disgorgement of profits sought by the FERC is approximately $200.0 million.  In March 2008, ETP responded to the FERC staff regarding the recommended increase in the proposed civil penalties.  In April 2008, the FERC staff filed an answer to ETP’s March 2008 pleading.  The FERC has not taken any actions related to the recommendations of its staff with respect to the proposed increase in civil penalties.  In May 2008, the FERC ordered hearings to be conducted by FERC administrative law judges with respect to the FERC’s intrastate transportation claims and market manipulation claims.  The hearing related to the intrastate transportation claims involving the Oasis pipeline was scheduled to commence in December 2008 with the administrative law judge’s initial decision due in May 2009; however, as discussed below, ETP entered into a settlement agreement with FERC Enforcement Staff and that agreement was approved by the FERC in its entirety and without modification on February 27, 2009.  The hearing related to the market manipulation claims is scheduled to commence in June 2009 with the administrative law judge’s initial decision due in December 2009.  The FERC denied ETP’s request for dismissal of the proceeding and has ordered that, following completion of the hearings, the administrative law judge make recommendations with respect to whether ETP engaged in market manipulation in violation of the Natural Gas Act and FERC regulations, and, whether ETP violated the Natural Gas Policy Act (“NGPA”) and FERC regulations related to ETP’s intrastate transportation activities.  The FERC reserved for itself the issues of possible civil penalties, revocation of ETP’s blanket market certificate, method by which ETP would disgorge any unjust profits and whether any conditions should be placed on ETP’s NGPA Section 311 authorization.  Following the issuance of each of the administrative law judges’ initial decisions, the FERC would then issue an order with respect to each of these matters.  ETP management has stated that it expects that the FERC will require a payment in order to conclude these investigations on a negotiated settlement basis.

In November 2008, the administrative law judge presiding over the Oasis claims granted ETP’s motion for summary disposition of the claim that Oasis unduly discriminated in favor of affiliates regarding the provision of Section 311(a)(2) interstate transportation service.  Oasis subsequently entered into an agreement with the Enforcement Staff to settle all claims related to Oasis.  In January 2009, this agreement was submitted under seal to the FERC by the presiding administrative law judge for the FERC’s approval as an uncontested settlement of all Oasis claims.  On February 27, 2009, the settlement agreement was approved by the FERC in its entirety and without modification and the terms of the settlement were made public.  If no person seeks rehearing of the order approving the settlement within thirty days of such order, the FERC’s order will become final and non-appealable.  ETP has stated that it does not believe the Oasis settlement, as approved by the FERC, will have a material adverse effect on it business or financial position.

In addition to the CFTC and FERC, third parties have asserted claims, and may assert additional claims, against Energy Transfer Equity and ETP for damages related to the aforementioned matters.  Several natural gas producers and a natural gas marketing company have initiated legal proceedings against Energy Transfer Equity and ETP in Texas state courts for claims related to the FERC claims.  These suits contain contract and tort claims relating to the alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.  Energy Transfer Equity and ETP are seeking to compel arbitration in several of these suits on the grounds that the claims are subject to arbitration agreements, and one suit is pending before the Texas Supreme Court on issues of arbitrability.  One of the suits against Energy Transfer Equity and ETP contains an additional allegation that the defendants transported natural gas in a manner that favored their affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of natural gas to other parties in the market.  ETP has moved to compel arbitration and/or contested subject-matter jurisdiction in some of these cases.  One such case currently is on appeal before the Texas Supreme Court on, among other things, the issue of whether the dispute is arbitrable.

ETP has also been served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producers/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel.  ETP filed an original action in Harris County, Texas seeking a stay of the arbitration on the grounds that the action is not arbitrable, and the state court granted ETP their motion for summary judgment on that issue.  The claimants have filed a motion of appeal.

A consolidated class action complaint has been filed against ETP and certain affiliates in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the NYMEX in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 2003 to December 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions and intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP also violated the CEA because ETP knowingly aided and abetted violations of the CEA. This action alleges that the unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the period stipulated in the complaint, causing unspecified damages to the plaintiff and all other members of the putative class who purchased and/or sold natural gas futures and options contracts on the NYMEX during the period. This class action complaint consolidated two class actions which were pending against ETP.  Following the consolidation order, the plaintiffs who had filed these two earlier class actions filed a consolidated complaint.  They have requested certification of their suit as a class action, unspecified damages, court costs and other appropriate relief.  In January 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim.  In March 2008, the plaintiffs filed a second consolidated class action complaint.  In response to this new pleading, ETP filed a motion to dismiss this second consolidated complaint in May 2008.  In June 2008, the plaintiffs filed a response opposing ETP’s motion to dismiss.  ETP filed a reply in support of its motion in July 2008.

In March 2008, another class action complaint was filed against ETP in the United States District Court for the Southern District of Texas.  This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law.  The complaint further alleges that during this period ETP exerted monopolistic power to suppress the price of these transactions to non-competitive levels in order to benefit from its own physical natural gas positions.  The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief.  In May 2008, ETP filed a motion to dismiss this complaint.  In July 2008, the plaintiffs filed a response opposing ETP’s motion to dismiss.  ETP filed a reply in support of its motion in August 2008.

At this time, ETE is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obliged to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of its existing accrual related to these matters.

ETP disclosed in its Form 10-K for the year ended December 31, 2008 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters) aggregated $20.8 million at December 31, 2008.  Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from its operating cash flows or from borrowings. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on their results of operations, cash available for distribution and liquidity.

Contractual Obligations

The following table summarizes our various contractual obligations at December 31, 2008.  A description of each type of contractual obligation follows.

	Payment or Settlement due by Period
Contractual Obligations	Total	2009	2010	2011	2012	2013	Thereafter
Scheduled maturities of long-term debt	$12,639,699	$--	$562,500	$942,750	$2,786,749	$1,208,500	$7,139,200
Estimated cash interest payments	$12,303,887	$755,617	$731,020	$678,136	$633,640	$503,474	$9,002,000
Operating lease obligations	$388,291	$44,901	$38,233	$37,596	$36,169	$30,692	$200,700
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Crude oil	$161,194	$161,194	$--	$--	$--	$--	$--
Refined products	$1,642	$1,642	$--	$--	$--	$--	$--
Natural gas	$5,225,141	$323,309	$515,102	$635,000	$660,626	$487,984	$2,603,120
NGLs	$1,923,792	$969,870	$136,422	$136,250	$136,250	$136,250	$408,750
Petrochemicals	$1,746,138	$685,643	$376,636	$247,757	$181,650	$86,768	$167,684
Other	$66,657	$24,221	$7,148	$7,011	$6,699	$6,166	$15,412
Underlying major volume commitments:
Crude oil (in MBbls)	3,404	3,404	--	--	--	--	--
Refined products (in MBbls)	28	28	--	--	--	--	--
Natural gas (in BBtus)	981,955	56,650	93,150	115,925	120,780	93,950	501,500
NGLs (in MBbls)	56,622	23,576	4,726	4,720	4,720	4,720	14,160
Petrochemicals (in MBbls)	67,696	24,949	13,420	10,428	7,906	3,759	7,234
Service payment commitments	$534,426	$57,289	$51,251	$49,501	$47,025	$46,142	$283,218
Capital expenditure commitments	$786,675	$786,675	$--	$--	$--	$--	$--

Scheduled Maturities of Long-Term Debt.  Enterprise GP Holdings, Enterprise Products Partners and TEPPCO have payment obligations under debt agreements.  With respect to this category, amounts shown in the preceding table represent scheduled principal payments due in each period as of December 31, 2008. See Note 13 for information regarding our consolidated debt obligations at December 31, 2008.

Operating Lease Obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Amounts shown in the preceding table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year.

Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with an affiliate of EPCO, (iii) a railcar unloading terminal in Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements.  In general, our material lease agreements have original terms that range from 2 to 28 years and include renewal options that could extend the agreements for up to an additional 20 years.

Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit.  Contingent rental payments are expensed as incurred.  We are generally required to perform routine maintenance on the underlying leased assets.  In addition, certain leases give us the option to make leasehold improvements.  Maintenance and repairs of leased assets resulting from our operations are charged to expense as incurred.  We did not make any significant leasehold improvements during the year ended December 31, 2008.

The operating lease commitments shown in the preceding table exclude the non-cash, related party expense associated with retained leases contributed to Enterprise Products Partners by EPCO at Enterprise Products Partners’ formation.  EPCO remains liable for the actual cash lease payments associated with these agreements, which it accounts for as operating leases.  At December 31, 2008, the retained leases were for approximately 100 railcars.  EPCO’s minimum future rental payments under these leases are $0.7 million for each of the years 2009 through 2015 and $0.3 million for 2016.  Enterprise Products Partners records the full value of these payments made by EPCO on Enterprise Products Partners’ behalf as a non-cash related party operating lease expense, with the offset to partners’ equity accounted for as a general contribution to Enterprise Products Partners’ partnership.

The retained lease agreements contain lessee purchase options, which are at prices that approximate fair value of the underlying leased assets.  EPCO has assigned these purchase options to Enterprise Products Partners.  Enterprise Products Partners has exercised its election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million.  Should Enterprise Products Partners decide to exercise the purchase option associated with the remaining agreement, it would pay the original lessor $3.1 million in June 2016.

Purchase Obligations. We define a purchase obligation as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.  We have classified our unconditional purchase obligations into the following categories:

▪
We have long and short-term product purchase obligations for NGLs, certain petrochemicals and natural gas with third-party suppliers.  The prices that we are obligated to pay under these contracts approximate market prices at the time we take delivery of the volumes.  The preceding table shows our volume commitments and estimated payment obligations under these contracts for the periods indicated.  Our estimated future payment obligations are based on the contractual price under each contract for purchases made at December 31, 2008 applied to all future volume commitments.  Actual future payment obligations may vary depending on market prices at the time of delivery.  At December 31, 2008, we do not have any significant product purchase commitments with fixed or minimum pricing provisions with remaining terms in excess of one year.

▪
We have long and short-term commitments to pay third-party providers for services such as equipment maintenance agreements.  Our contractual payment obligations vary by contract.  The preceding table shows our future payment obligations under these service contracts.

▪
We have short-term payment obligations relating to our capital projects and those of our unconsolidated affiliates.  These commitments represent unconditional payment obligations to vendors for services rendered or products purchased.  The preceding table presents our share of such commitments for the periods indicated.

Commitments under equity compensation plans of EPCO

In order to fund its obligations under the EPCO 1998 Plan and EPD 2008 LTIP (see Note 5), EPCO may purchase common units of Enterprise Products Partners at fair value either in the open market or directly from Enterprise Products Partners.  When EPCO employees exercise options awarded under the EPCO 1998 Plan and EPD 2008 LTIP, Enterprise Products Partners reimburses EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units.  Such reimbursements totaled $0.6 million during the year ended December 31, 2008.

At December 31, 2008, there were 2,168,500 and 795,000 unit options outstanding under the EPCO 1998 Plan and EPD 2008 LTIP, respectively, for which Enterprise Products Partners is responsible for reimbursing EPCO for the costs of such awards.  The weighted-average strike price of option awards outstanding at December 31, 2008 was $26.32 and $30.93 per common unit under the EPCO 1998 Plan and EPD 2008 LTIP, respectively.   At December 31, 2008, there were 548,500 unit options immediately exercisable under the EPCO 1998 Plan.  An additional 365,000, 480,000 and 775,000 of these unit options will be exercisable in 2009, 2010 and 2012, respectively under the EPCO 1998 Plan.  The 795,000 unit options outstanding under the EPD 2008 LTIP will become exercisable in 2013.  See Note 5 for additional information regarding the EPCO 1998 Plan and EPD 2008 LTIP.

In order to fund obligations under the TEPPCO 2006 LTIP, EPCO may purchase common units of TEPPCO at fair value either in the open market or directly from TEPPCO.  When EPCO employees exercise options awarded under the TEPPCO 2006 LTIP, TEPPCO will reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units.  TEPPCO was committed to issue 355,000 of its common units at December 31, 2008, respectively, if all outstanding options awarded under the 2006 LTIP (as of this date) were exercised.  The weighted-average strike price of option awards outstanding at December 31, 2008 was $40.00 per common unit.   There were no options immediately exercisable under the 2006 LTIP at December 31, 2008.  See Note 5 for additional information regarding the TEPPCO 2006 LTIP.

Other Commitments and Claims

Redelivery Commitments.  In our normal business activities, we process, store and transport natural gas, NGLs and other hydrocarbon products for third parties.  These volumes are (i) accrued as product payables on our Consolidated Balance Sheet, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under terms of our storage agreements, we are generally required to redeliver volumes to the owners on demand.  At December 31, 2008, Enterprise Products Partners’ redelivery commitments aggregated 29.6 million barrels (“MMBbls”) of NGL and petrochemical products and 18.5 BBtus of natural gas.  TEPPCO’s redelivery commitments at this date aggregated 16.5 MMBbls of petroleum products.

Other Claims.  As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of December 31, 2008, claims against us totaled approximately $15.4 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to the disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our Consolidated Balance Sheet.

Centennial Guarantees. TEPPCO has certain guarantee obligations in connection with its ownership interest in Centennial.  TEPPCO has guaranteed one-half of Centennial’s debt obligations, which obligates TEPPCO to an estimated payment of $65.0 million in the event of default by Centennial.  At December 31, 2008, TEPPCO had a liability of $9.0 million representing the estimated fair value of its share of the Centennial debt guaranty.  See Note 13 for additional information regarding Centennial’s debt obligations.

In lieu of Centennial procuring insurance to satisfy third-party liabilities arising from a catastrophic event, TEPPCO and Centennial’s other joint venture partner have entered a limited cash call agreement.  TEPPCO is obligated to contribute up to a maximum of $50.0 million in proportion to its ownership interest in Centennial in the event of a catastrophic event.  At December 31, 2008, TEPPCO had a liability of $3.9 million representing the estimated fair value of its cash call guaranty.  We insure against catastrophic events.  Cash contributions by TEPPCO to Centennial under the limited cash call agreement may be covered by our insurance depending on the nature of the catastrophic event.

Note 18.  Significant Risks and Uncertainties

Weather-Related Risks

We participate as a named insured in EPCO’s insurance program, which provides us with property damage, business interruption and other coverages, the scope and amounts of which are customary and sufficient for the nature and extent of our operations.  While we believe EPCO maintains adequate insurance coverage on our behalf, insurance will not cover every type of damage or interruption that might occur.  If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position, results of operations and cash flows.  In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for our repair costs or lost income. Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to our partners and, accordingly, adversely affect the market price of our common units.

For windstorm events such as hurricanes and tropical storms, EPCO’s deductible for onshore physical damage is $10.0 million per storm.   For offshore assets, the windstorm deductible is $10.0 million per storm plus a one-time $15.0 million aggregate deductible per policy period.  For non-windstorm events, EPCO’s deductible for onshore and offshore physical damage is $5.0 million per occurrence.  In meeting the deductible amounts, property damage costs are aggregated for EPCO and its affiliates, including us.  Accordingly, our exposure with respect to the deductibles may be equal to or less than the stated amounts depending on whether other EPCO or affiliate assets are also affected by an event.

To qualify for business interruption coverage in connection with a windstorm event, covered assets must be out-of-service in excess of 60 days for onshore assets and 75 days for offshore assets.   To qualify for business interruption coverage in connection with a non-windstorm event, covered onshore and offshore assets must be out-of-service in excess of 60 days.

The following is a discussion of the general status of our insurance claims related to recent significant storm events. To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.

Hurricane Ivan insurance claims.   During the year ended December 31, 2008, Enterprise Products Partners did not receive any reimbursements from insurance carriers related to property damage claims associated with this storm.

Enterprise Products Partners has submitted business interruption insurance claims for its estimated losses caused by Hurricane Ivan, which struck the eastern U.S. Gulf Coast region in September 2004.  During the year ended December 31, 2008, Enterprise Products Partners did not receive and proceeds from these claims.  Enterprise Products Partners is continuing its efforts to collect residual balances from this storm.

Hurricanes Katrina and Rita insurance claims.  Hurricanes Katrina and Rita, both significant storms, affected certain of Enterprise Products Partners’ Gulf Coast assets in August and September of 2005, respectively.  With respect to these storms, Enterprise Products Partners has $30.5 million of estimated property damage claims outstanding at December 31, 2008, that it believes are probable of collection during the period 2009.  Enterprise Products Partners continues to pursue collection of its property damage claims related to these named storms.  As of December 31, 2008, Enterprise Products Partners had received all proceeds from its business interruption claims related to these storm events.

Hurricanes Gustav and Ike insurance claims. In the third quarter of 2008, Enterprise Products Partners’ onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.  To a lesser extent, these storms affected the operations of TEPPCO as well.  The disruptions in natural gas, NGL and crude oil production caused by these storms resulted in decreased volumes for some of Enterprise Products Partners’ pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which, in turn, caused a decrease in operating income from these operations.  As a result of our allocated share of EPCO’s insurance deductibles for windstorm coverage, Enterprise Products Partners and TEPPCO expensed $47.9 million and $1.0 million, respectively, of repair costs for property damage in connection with these two storms.  Enterprise Products Partners’ expects to file property damage insurance claims to the extent repair costs exceed deductible amounts.  Due to the recent nature of these storms, Enterprise Products Partners and TEPPCO are still evaluating the total cost of repairs and the potential for business interruption claims on certain assets.

Proceeds from Business Interruption and Property Damage Claims

The following table summarizes proceeds Enterprise Products Partners received during the year ended December 31, 2008 from business interruption and property damage insurance claims with respect to certain named storms:

Business interruption proceeds:
Hurricane Ivan	$--
Hurricane Katrina	501
Hurricane Rita	662
Other	--
Total proceeds	1,163
Property damage proceeds:
Hurricane Ivan	--
Hurricane Katrina	9,404
Hurricane Rita	2,678
Other	--
Total proceeds	12,082
Total	$13,245

At December 31, 2008, Enterprise Products Partners has $39.0 million of estimated property damage claims outstanding related to these storms that we believe are probable of collection through 2009.  In February 2009, Enterprise Products Partners collected $20.8 million of the amounts outstanding.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur as additional information becomes available.

During 2008, we collected $0.2 million of business interruption proceeds that were not related to storm events.

Nature of Operations in Midstream Energy Industry

Our operations are within the midstream energy industry, which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs, certain petrochemicals and crude oil.  We also market natural gas, NGLs, crude oil and other hydrocarbon products.  As such, our financial position, results of operations and cash flows may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products (e.g., natural gas processing margins are influenced by the ratio of natural gas prices to crude oil prices).  The prices of hydrocarbon products are subject to fluctuation in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, processed or stored at our facilities.  A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas, NGLs, LPGs, refined products and crude oil handled by our facilities.

A reduction in demand for natural gas, crude oil, NGL and other hydrocarbon products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii)

reduced demand by consumers for the end products made using such products, (iii) increased competition from other products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could adversely affect our financial position.

Credit Risk due to Industry Concentrations

 A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL, crude oil and petrochemical industries.  This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions.  We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Enterprise Products Partners’ largest customer for 2008 was LyondellBassell Industries (“LBI”) and its affiliates.  On January 6, 2009, LBI announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  At the time of the bankruptcy filing, Enterprise Products Partners had approximately $17.3 million of credit exposure to LBI, which was reduced to approximately $10.0 million through remedies provided under certain pipeline tariffs.  In addition, Enterprise Products Partners is seeking to have LBI accept certain contracts and have filed claims pursuant to current Bankruptcy Court Orders that Enterprise Products Partners expects will allow it to recover the majority of the remaining credit exposure.

Counterparty Risk with respect to Financial Instruments

In those situations where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis.  Generally, we do not require collateral nor do we anticipate nonperformance by our counterparties.